Exhibit 10.18

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

BANK OF AMERICA, N.A., as buyer
(“Buyer”, which term shall include any “Principal”
as defined and provided for in Annex I) or as agent pursuant hereto (“Agent”)

PENNYMAC LOAN SERVICES, LLC, as seller (“Seller”) and

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC, as guarantor (“Guarantor”)

Dated as of March 17, 2011

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23.	Set-off	65

24.	Binding Effect; Governing Law; Jurisdiction	65

25.	No Waivers, Etc.	66

26.	Intent	66

27.	Disclosure Relating to Certain Federal Protections	67

28.	Power of Attorney	67

29.	Buyer May Act Through Affiliates	67

30.	Indemnification; Obligations	68

31.	Counterparts	69

32.	Confidentiality	69

33.	Recording of Communications	70

34.	Fees	70

35.	Periodic Due Diligence Review	70

36.	Authorizations	71

37.	Acknowledgement Of Anti-Predatory Lending Policies	71

38.	Documents Mutually Drafted	71

39.	General Interpretive Principles	71

SCHEDULES and ANNEXES

Schedule 1 — Representations and Warranties with Respect to Purchased Mortgage Loans

Schedule 2 — Authorized Representatives

Schedule 3 — Responsible Officers of Seller and Guarantor

Annex I — Buyer acting as Agent

EXHIBITS

Exhibit A — Wiring Instructions

Exhibit B — Reserved

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Exhibit C — Acknowledgement of Password Confidentiality Agreement

Exhibit D — Form of Officer’s Compliance Certificate

Exhibit E — Form of Power of Attorney

Exhibit F — Underwriting Guidelines

Exhibit G — Officer’s Certificate of Seller and Corporate Resolutions of Seller

Exhibit H — Seller’s Tax Identification Number

Exhibit I — Existing Indebtedness

Exhibit J — Assignment of Closing Protection Letter

Exhibit K — Irrevocable Closing Instructions

Exhibit L — Request for Temporary Increase

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This is a MASTER REPURCHASE AGREEMENT, dated as of March 17, 2011, by and among BANK OF AMERICA, N.A.(the “Buyer”), PENNYMAC LOAN SERVICES, LLC (the “Seller”) and PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC (the “Guarantor”).

1.                                      Applicability

From time to time prior to the Termination Date (as hereinafter defined) the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer Mortgage Loans (as hereinafter defined) on a servicing released basis against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans on a servicing released basis at a date certain or on demand, against the transfer of funds by Seller.  This Agreement is a commitment by Buyer to engage in the Transactions as set forth herein up to the Maximum Committed Purchase Price; provided, that Buyer shall have no commitment to enter into any Transaction requested that would result in the aggregate Purchase Price of then-outstanding Transactions to exceed the Maximum Committed Purchase Price. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

2.                                      Definitions

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Acceptable State” means any state acceptable pursuant to the Underwriting Guidelines.

“Acceptable Title Insurance Company” means a title insurance company that at the time the relevant title insurance policy was issued, was duly authorized and licensed where required by law to transact title insurance business and acceptable to one or more Agencies.

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and in a manner at least equal in quality to the servicing Seller or Seller’s designee provide to the Mortgage Loans which they own in their own portfolio and consistent with the Underwriting Guidelines.

“Act of Insolvency” means, with respect to any Person or its Affiliates, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (iii) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.

“Additional Purchased Assets” has the meaning specified in Section 6(a) hereof.

“Adjusted Tangible Net Worth” means, for any Person, Net Worth of such Person plus Subordinated Debt (provided that Subordinated Debt shall not be taken into account to the extent that it would cause Adjusted Tangible Net Worth to be comprised of greater than 25% Subordinated Debt), minus any other asset shown as an intangible asset on the balance sheet of such Person as determined on a particular date in accordance with GAAP, including without limitation, purchased and capitalized value of servicing rights, goodwill, patents, trademarks, capitalized software costs, trade names, copyrights, franchises and deferred charges (including without limitation, unamortized debt discount and expense, organization costs, research and product development costs), and receivables from Affiliates.

“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code; provided, however, that in respect of Seller or Guarantor the term “Affiliate” shall only refer to wholly-owned subsidiaries of Guarantor or Seller and shall not include Bank of America, N.A., BlackRock, Inc. or Highfields Capital Investments, LLC.

“Affiliate Fund” means, with respect to Seller and Guarantor, any investment vehicle that is under the management of PNMAC Capital Management LLC.

“Agency” means Freddie Mac, Fannie Mae or GNMA, as applicable.

“Agency Guides” means the GNMA Guide, the Fannie Mae Guide and/or the Freddie Mac Guide, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time by GNMA, Fannie Mae or Freddie Mac, as applicable, in the ordinary course of business and as modified for Seller.

“Agency Security” means a Mortgage-Backed Security either (i) issued by an Agency or (ii) issued by Seller, guaranteed by VA or insured by FHA, and comprised of VA Loans or FHA Loans, as applicable.

“Agent” means Bank of America, N.A. or any affiliate or successor thereto.

“Agreement” means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Appraised Value” means the lesser of the sales price and the value set forth in an appraisal made by an appraiser who meets the minimum requirements of the relevant Agency, FHA or VA, as applicable, in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Approved Investor” has the meaning set forth in the Custodial Agreement.

“Approved Payee” means a Closing Agent or warehouse lender approved by Buyer in accordance with Section 3(k).

“Asset Data Record” means a document, in the form required by Buyer and as may from time to time be amended by Buyer, as such form may be set forth in the Handbook, completed by Seller and submitted to Buyer with respect to each Purchased Mortgage Loan.

“Asset Tape” means a remittance report on a monthly basis or requested by Buyer pursuant to Section 17d hereof containing servicing information, including, without limitation, those fields reasonably requested by Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Mortgage Loans serviced by Seller or any Subservicer for the month (or any portion thereof) prior to the Reporting Date.

“Asset Value” means, with respect to each Purchased Mortgage Loan for any date of determination, an amount equal to the following, as applicable, as same may be reduced in accordance with Section 4(f):

(a)                     if the Purchased Mortgage Loan has Standard Status, the product of the Market Value and the Purchase Price Percentage for the type of Purchased Mortgage Loan;

(b)                     if the Purchased Mortgage Loan is a Noncompliant Mortgage Loan, the product of the Market Value and the Purchase Price Percentage for a Noncompliant Mortgage Loan; or

(c)                      if the Purchased Mortgage Loan is a Defective Mortgage Loan, zero.

“Assignment of Closing Protection Letter” means an assignment assigning and subrogating Buyer to all of Seller’s rights in a Closing Protection Letter, substantially in the form of Exhibit J hereto.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Buyer.

“Bailee Letter” has the meaning assigned to such term in the Custodial Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” means any day other than (a) a Saturday or Sunday and (b) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive decree to be closed.

“Buyer” means Bank of America, N.A., and any successor or assign hereunder.

“Capital Contributions” means equity contributed by Guarantor to Seller the proceeds of which Guarantor acquired from its committed investors.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000 and a rating of at least A+ by S&P or A1 by Moody’s, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Certified Mortgage Loan” means any Purchased Mortgage Loan that is part of a pool of Purchased Mortgage Loans certified by Custodian to an Agency for either (x) purchase by such Agency or (y) swap for a Mortgage-Backed Security backed by such pool, in each case, in accordance with the terms of the applicable Agency Guide.

“Change in Control” means:

(A)                               any transaction or event as a result of which Guarantor ceases to own, beneficially or of record, 100% of the stock of Seller, except with respect to an initial public offering of Seller’s common stock on a U.S. national securities exchange;

(B)                               the sale, transfer, or other disposition of all or substantially all of Seller’s or Guarantor’s assets (excluding any such action taken in connection with any securitization transaction); or

(C)                               the consummation of a merger or consolidation of Guarantor with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of Seller or Guarantor immediately prior to such merger, consolidation or other reorganization.

“Closing Agent” means the Person designated by Seller and approved by Buyer in accordance with Section 3(k) to receive Purchase Prices from Buyer, for the account of Seller, for the purpose of funding a Purchased Mortgage Loan.

“Closing Protection Letter” means a document issued by an Acceptable Title Insurance Company to Seller and/or Buyer and relied upon by Buyer to provide closing protection for one or more mortgage loan closings and to insure Seller and/or Buyer, without limitation, against embezzlement by the Closing Agent and loss or damage resulting from the failure of the Closing Agent to comply with all applicable closing instructions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committed Mortgage Loan” means a Mortgage Loan which is the subject of a Purchase Commitment with an Approved Investor.

“Commitment Fee” has the meaning set forth in the Transaction Terms Letter.

“Conforming Mortgage Loan” means a first lien Mortgage Loan originated in accordance with the criteria of an Agency for purchase, insurance or guaranty of Mortgage Loans, including, without limitation, conventional Mortgage Loans, as determined by Buyer in its sole discretion.

“Custodial Agreement” means the custodial agreement dated as of the date hereof, among Seller, Buyer and Custodian as the same may be amended from time to time.

“Custodial Mortgage Loan Schedule” has the meaning set forth in the Custodial Agreement.

“Custodian” means Deutsche Bank Trust Company Americas or such other party specified by Buyer and agreed to by Seller, which approval shall not be unreasonably withheld.

“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Defective Mortgage Loan” means a Purchased Mortgage Loan:

(a)                     that is not or at any time ceases to be an Eligible Mortgage Loan;

(b)                     that has not been repurchased within the Maximum Dwell Time for a Noncompliant Mortgage Loan or is ineligible to be a Noncompliant Mortgage Loan because the aggregate original Asset Value of other Purchased Mortgage Loans that are deemed to be Noncompliant Mortgage Loans is equal to or greater than the Type Sublimit for Noncompliant Mortgage Loans;

(c)                      in connection with which any other breach of a warranty or representation set forth in Schedule 1 hereof occurs; or

(d)                     that is a Non-Performing Mortgage Loan.

“Disbursement Account” has the meaning set forth in the Custodial Agreement.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Dry Mortgage Loan” means a Mortgage Loan in respect of which the Mortgage File has been received by Custodian and Custodian has certified that such Mortgage File contains all required documents.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Cap” has the meaning set forth in the Transaction Terms Letter.

“Effective Date” means the date upon which the conditions precedent set forth in Section 10 shall have been satisfied.

“Electronic Tracking Agreement” means an Electronic Tracking Agreement among Buyer, Seller, MERS and MERSCORP, Inc., to the extent applicable as the same may be amended from time to time.

“Eligible Mortgage Loan” means a Mortgage Loan that meets the eligibility criteria set forth in the Transactions Terms Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that, together with Seller or Guarantor is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as single employer described in Section 414 of the Code.

“Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” has the meaning specified in Section 15 hereof.

“Event of Termination” means with respect to Seller or Guarantor (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified with 30 days of the occurrence of such event, or (ii) the withdrawal of Seller, Guarantor or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by Seller, Guarantor or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code (or Section 430 (j) of the Code as amended by the Pension Protection Act) or Section 302(e) of ERISA (or Section 303 (j) of ERISA, as amended by the Pension Protection Act), or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller, Guarantor or any ERISA Affiliate thereof to terminate any plan, or (v) the failure to meet requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by Seller, Guarantor or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller, Guarantor or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412 (b) or 430 (k) of the Code with respect to any Plan.

“Existing Indebtedness” has the meaning specified in Section 13(a)(23) hereof.

“Fannie Mae” means Fannie Mae, the government sponsored enterprise formerly known as the Federal National Mortgage Association or any successor thereto.

“Fannie Mae Guide” means the Fannie Mae MBS Selling and Servicing Guide, as such guide may hereafter from time to time be amended.

“FHA” means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Approved Mortgagee” means a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.

“FHA Loan” means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance” means, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

“FHA Mortgage Insurance Contract” means the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations” means the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“FICO” means Fair Isaac & Co., or any successor thereto.

“Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Seller’s regulators.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“Freddie Mac Guide” means the Freddie Mac Sellers’ and Servicers’ Guide, as such guide may hereafter from time to time be amended.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

“GNMA” means the Government National Mortgage Association and any successor thereto.

“GNMA Guide” means the GNMA Mortgage-Backed Securities Guide I or II, as such guide may hereafter from time to time be amended.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Seller, Guarantor or Buyer, as applicable.

“Gross Margin” means, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” means Private National Mortgage Acceptance Company, LLC, in its capacity as guarantor under the Guaranty.

“Guaranty” means the guaranty of Private National Mortgage Acceptance Company, LLC dated as of the date hereof as the same may be amended from time to time, pursuant to which Guarantor fully and unconditionally guarantees the obligations of Seller hereunder.

“Haircut” means, with respect to each Transaction, if the Purchase Price is less than par, an amount equal to the difference between par and the Purchase Price, which shall be considered a “settlement payment” as defined in Bankruptcy Code Section 741(8).

“Handbook” means the guide prepared by Buyer containing additional policies and procedures, as same may be amended from time to time.

“High Cost Mortgage Loan” means a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994; (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a “high cost loan” as defined by an Agency, FHA or VA, as applicable.

“High LTV Mortgage Loan” means (a) a Conforming Mortgage Loan originated using “Desktop Underwriter” for underwriting pursuant to (i) Fannie Mae DU Refi Plus with an LTV not to exceed 105% or (ii) Fannie Mae Refi Plus with an LTV not to exceed 115% or (b) any Conforming Mortgage Loan originated pursuant to the guidelines for a comparable product offered by Freddie Mac.

“Income” means with respect to any Purchased Mortgage Loan at any time until repurchased by Seller, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Index” means, with respect to any adjustable rate Mortgage Loan, the index identified on the Asset Data Record and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.

“Interest Only Adjustment Date” means, with respect to each Interest Only Loan, the date, specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.

“Interest Only Loan” means a Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note.

“Interest Rate Adjustment Date” means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Purchase Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller consistent with its hedging policy, which policy shall be acceptable to Buyer in its sole discretion.

“Irrevocable Closing Instructions” means closing instructions, including wire instructions, in the form of Exhibit K issued in connection with funds disbursed for the funding of a Wet Mortgage Loan.

“Jumbo Mortgage Loan” means, unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan underwritten (a) to the same high standards as a Conforming Mortgage Loan except with respect to the original principal balance, which is greater than that permitted by the Agencies and (b) in accordance with the Underwriting Guidelines.

“LIBOR” means, for each day, the rate determined by Buyer on such date (or, in the event such day is not a Business Day, the prior Business Day) on the basis of the offered rate for one (1) month U.S. dollar deposits (as applicable), as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date; provided that if such rate does not appear on Telerate Page 3750, the rate for such date will be determined on the basis of the offered rates of the Reference Banks for one (1) month U.S. dollar deposits (as applicable), as of 11:00 a.m. (London time) on such date. In such event, Buyer will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If on such date, two (2) or more Reference Banks provide such offered quotations, LIBOR shall be the arithmetic mean of all such offered quotations (rounded to the nearest whole multiple of 1/16%). If on such date, fewer than two (2) Reference Banks provide such offered quotations, LIBOR shall be the higher of (a) LIBOR as determined on the previous LIBOR determination date and (b) the Reserve Interest Rate. With respect to each Transaction, on the related Purchase Date and for each day that such Transaction is outstanding, LIBOR shall be calculated at the overnight rate unless otherwise elected by Seller in writing in the Transaction Notice.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Liquidity Amount” means $2.5 million.

“Loan to Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

“Margin Call” has the meaning specified in Section 6(a) hereof.

“Margin Deficit” has the meaning specified in Section 6(a) hereof.

“Market Value” means, with respect to a Mortgage Loan, the lesser of (i) the outstanding principal balance of the Mortgage Loan; (ii) the committed purchase price of the Mortgage Loan, as evidenced by the related Purchase Commitment and (iii) the fair market value of the Mortgage Loan determined by Buyer.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Seller, Guarantor or any Affiliate that is a party to any Program Agreement taken as a whole; (b) a material impairment of the ability of Seller, Guarantor or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against Seller, Guarantor or any Affiliate that is a party to any Program Agreement, in each case as determined by Buyer in its sole good faith discretion.

“Maximum Committed Purchase Price” means the maximum aggregate principal amount of Transactions that may be outstanding at any one time, as set forth in the Transactions Terms Letter.  All funds made available by Buyer to Seller under this Agreement will first be attributed to the Maximum Committed Purchase Price.

“Maximum Dwell Time” means the maximum number of days a Purchased Mortgage Loan can be subject to a Transaction before such Purchased Mortgage Loan may be deemed to be a Noncompliant Mortgage Loan and with respect to a Noncompliant Mortgage Loan, the maximum number of days that a Purchased Mortgage Loan can be deemed to be a Noncompliant Mortgage Loan before such Noncompliant Mortgage Loan may be deemed to be a Defective Mortgage Loan, all as set forth in the Transactions Terms Letter.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS Mortgage Loan” has the meaning set forth in the Custodial Agreement.

“MERS System” means the system of recording transfers of mortgages electronically maintained by MERS.

“Minimum Required Balance” has the meaning set forth in the Transaction Terms Letter.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan.

“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage File” means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit F-1 to the Custodial Agreement.

“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Interest Rate Cap” means, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgage Loan” means any first lien Conforming Mortgage Loan, FHA Loan, VA Loan or Jumbo Mortgage Loan which is a fixed or floating-rate, one-to-four-family residential mortgage loan evidenced by a promissory note and secured by a mortgage, which satisfies the requirements set forth in (a) the Underwriting Guidelines and (b) Section 13(b)

hereof; provided, however, that, except as expressly approved in writing by Buyer, Mortgage Loans shall not include any High Cost Mortgage Loans and; provided, further, that the related initial Purchase Date is no more than sixty (60) days following the origination date.

“Mortgage Loan Documents” means the documents in the related Mortgage File to be delivered to Custodian.

“Mortgage Loan Schedule” has the meaning set forth in the Custodial Agreement.

“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgage-Backed Security” means any security that is (a) guaranteed by GNMA that represents an interest in a pool of mortgages, deeds of trusts or other instruments creating a lien on real property; (b) issued by Fannie Mae or Freddie Mac that represents interests in such a pool; or (c) privately placed and represents undivided interests in or otherwise supported by such a pool.

“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.

“Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Netting Agreement” means that certain Master Netting Agreement, dated as of the date hereof, by and among the Buyer, its Affiliates and the Seller, Guarantor and their Affiliates, as the same may be amended from time to time.

“Non-Performing Mortgage Loan” means (i) any Mortgage Loan for which any payment of principal or interest is more than twenty-nine (29) days past due as determined by applying the methodology set forth by the Mortgage Bankers Association, (ii) any Mortgage Loan with respect to which the related mortgagor is in bankruptcy or (iii) any Mortgage Loan with respect to which the related Mortgaged Property is in foreclosure.

“Non-Utilization Fee” has the meaning set forth in the Transaction Terms Letter.

“Noncompliant Mortgage Loan” means, if applicable per the Transactions Terms Letter, as of any date of determination, a Purchased Mortgage Loan that has been:

(a)       not repurchased within the Maximum Dwell Time permitted, given the type of Purchased Mortgage Loan, but less than the Maximum Dwell Time for Noncompliant Mortgage Loans;

(b)       rejected by the Approved Investor set forth in the related Purchase Commitment; or

(c)       determined to be ineligible for sale as a Purchased Mortgage Loan of the type originally stipulated.

“Noncompliant 60 Day Mortgage Loan” means a Purchased Mortgage Loan which has been subject to one or more Transactions hereunder for a period of greater than 30 days but not greater than 60 days.

“Noncompliant 90 Day Mortgage Loan” means a Purchased Mortgage Loan which has been subject to one or more Transactions hereunder for a period of greater than 60 days but not greater than 90 days.

“Notice Date” has the meaning given to it in Section 3(b) hereof.

“Obligations” means (a) all of Seller’s indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Price Differential Payment Date, and other obligations and liabilities, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Mortgage Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Mortgage Loan, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer or Custodian or both pursuant to the Program Agreements.

“OFAC” has the meaning set forth in Section 13(a)(27) hereof.

“Over/Under Account” means that account maintained by Buyer, as described in Section 3(i).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Protection Act” means the Pension Protection Act of 2006.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Power of Attorney” has the meaning specified in Section 28 hereto.

“Post Default Rate” has the meaning set forth in the Transaction Terms Letter.

“Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate for such Transaction and (B) the Purchase Price for such Transaction, calculated daily on the basis of a 360-day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date.

“Price Differential Payment Date” means, with respect to a Purchased Mortgage Loan, the 5th day of the month following the related Purchase Date and each succeeding 5th day of the month thereafter; provided, that, with respect to such Purchased Mortgage Loan, the final Price Differential Payment Date shall be the related Repurchase Date; and provided, further, that if any such day is not a Business Day, the Price Differential Payment Date shall be the next succeeding Business Day.

“Pricing Rate” has the meaning set forth in the Transaction Terms Letter.

“Principal” has the meaning given to it in Annex I.

“Program Agreements” means, collectively, the Custodial Agreement, this Agreement, the Transaction Terms Letter, the Electronic Tracking Agreement, if entered into, the Guaranty, the Securities Account Control Agreement and the Netting Agreement.

“Prohibited Person” has the meaning set forth in Section 13(a)(27) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Advice” means, in connection with each wire transfer to be made to Buyer by Seller or an Approved Investor, a written or electronic notification setting forth (a) the loan number assigned by Buyer or last name of the Mortgagor for each Mortgage Loan that is related to the Transaction in connection with which a payment is being made; (b) the amount of the wire transfer to be applied in the Transaction; and (c) the total amount of the wire.

“Purchase Commitment” means a trade ticket or other written commitment, in form and substance satisfactory to Buyer, issued in favor of Seller by an Approved Investor pursuant to which that Approved Investor commits to purchase one or more Purchased Mortgage

Loans in form and substance satisfactory to Buyer, governing the terms and conditions of any such purchases.

“Purchase Date” means the date on which Purchased Mortgage Loans are to be transferred by Seller to Buyer.

“Purchase Price” means the price at which each Purchased Mortgage Loan is transferred by Seller to Buyer, which shall equal:

(a) on the Purchase Date, in the case of all Purchased Mortgage Loans, the lesser of either: (x) the product of (1) the Market Value of such Purchased Mortgage Loan multiplied by (2) the applicable Purchase Price Percentage for such Mortgage Loan or (y) the product of (1) the outstanding principal amount thereof as set forth on the related Asset Data Record multiplied by (2) the applicable Purchase Price Percentage for such Mortgage Loan; or

(b) on any day after the Purchase Date, except where Buyer and Seller agree otherwise, the amount determined under the immediately preceding clause (a) decreased by the amount of any cash applied to reduce Seller’s obligations under Section 4(b)(ii) hereof or under Section 6 hereof.

“Purchase Price Percentage” has the meaning set forth in the Transaction Terms Letter.

“Purchased Mortgage Loans” means the collective reference to Mortgage Loans together with the Repurchase Assets related to such Mortgage Loans transferred by Seller to Buyer in a Transaction hereunder, listed on the related Asset Data Record, which such Mortgage Loans Custodian has been instructed to hold pursuant to the Custodial Agreement.

“Qualified Insurer” means a hazard insurance company duly authorized and licensed where required by law to transact hazard insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

“Qualified Originator” means an originator of Mortgage Loans which is acceptable under the Underwriting Guidelines.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller, Subservicer or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the Servicing Records, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“Reference Bank” means any lending banks selected by Buyer or its Affiliates which are engaged in Eurodollar deposits in the international Eurocurrency market with an established place of business in London.

“REO Property” means real property acquired by Seller, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

“Reporting Date” means the 5th day of each month or, if such day is not a Business Day, the next succeeding Business Day.

“Repurchase Acceleration Event” means any of the conditions or events set forth in Section 4(e) hereof.

“Repurchase Assets” has the meaning assigned thereto in Section 8 hereof.

“Repurchase Date” means the earliest of (i) the Termination Date, (ii) the occurrence of any Repurchase Acceleration Event with respect to such Purchased Mortgage Loan, (iii) the date determined by application of Section 16 hereof or (iv) the date identified to Buyer by Seller as the date that the related Mortgage Loan is to be sold pursuant to a Purchase Commitment.

“Repurchase Price” means the price at which Purchased Mortgage Loans are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued but unpaid Price Differential as of the date of such determination.

“Request for Temporary Increase” has the meaning set forth in Section 3(l) hereof.

“Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Interest Rate” means with respect to any LIBOR determination date, the rate per annum that Buyer or its Affiliates determines to be either (a) the arithmetic mean (rounded to the nearest multiple of 1/16%) of the one-month or overnight U.S. dollar lending rates (as applicable) which New York City banks selected by Buyer or its Affiliates are quoting on the relevant LIBOR determination date to the principal London offices of lending banks in the London interbank market or (b) in the event Buyer or its Affiliates can determine no such arithmetic mean, the lowest one-month or overnight U.S. dollar lending rates (as applicable) which New York City banks selected by Buyer or its Affiliates are quoting on such LIBOR determination date to leading European banks.

“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.  The Responsible Officers of Seller and Guarantor as of the date hereof are listed on Schedule 3 hereto.

“S&P” means Standard & Poor’s Ratings Services, or any successor thereto.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Securities Account” means the account established pursuant to the Securities Account Control Agreement, into which all collections and proceeds on or in respect of the Mortgage Loans shall be deposited by Seller or Subservicer, as applicable.

“Securities Account Control Agreement” means that certain Securities Account Control Agreement dated as of the date hereof among Buyer, Seller and Securities Intermediary, as may be amended, supplemented or replaced from time to time.

“Securities Intermediary” means City National Bank, and its permitted successors and assigns, or such other party specified by Buyer and agreed to by Seller, which approval shall not be unreasonably withheld.

“Seller” means PennyMac Loan Services, LLC or its permitted successors and assigns.

“Servicing Records” means, with respect to each Purchased Mortgage Loan, the file retained by the Subservicer consisting of all documents that Subservicer would customarily have if it was servicing Mortgage Loans similar to the Purchased Mortgage Loans for its own account, including all documents necessary to document and service the Purchased Mortgage Loans and any and all documents required to be delivered pursuant to any of the Program Agreements.

“Servicing Agreement” means any servicing agreement entered into between Seller and a Subservicer.

“Servicing Rights” means rights of any Person to administer, service or subservice, the Purchased Mortgage Loans or to possess related Records.

“SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.

“Standard Status” means, as of any date of determination, the Purchased Mortgage Loan has been subject to a Transaction for less than the Maximum Dwell Time and is not a Noncompliant Mortgage Loan or a Defective Mortgage Loan.

“Subordinated Debt” means, Indebtedness of Seller which is (i) unsecured, (ii) as to which no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) as to which the payment of the principal of and interest on such Indebtedness and other obligations of Seller in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of Seller to Buyer hereunder on terms and conditions approved in writing by Buyer and all other terms and conditions of which are satisfactory in form and substance to Buyer.

“Subservicer” means any subservicer approved by Buyer in its sole discretion, which may be Seller or its permitted successors and assigns.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” means, for any Person as of a particular date,

(a)       all amounts which would be included under capital on a balance sheet of such Person at such date, determined in accordance with GAAP, less

(b)(i)   amounts owing to such Person from Affiliates, or from officers, employees, shareholders or other Persons similarly affiliated with such Person, (ii) intangible assets and (iii) deferred tax charge.

“Temporary Increase” has the meaning set forth in Section 3(l) hereof.

“Termination Date” has the meaning set forth in the Transaction Terms Letter.

“Test Period” means any calendar quarter.

“Total Liabilities” means, as of any date of determination, the sum of (a) the total liabilities of Guarantor on any given date of determination, to be determined in accordance with GAAP consistent with those applied in the preparation of Guarantor’s financial statements, plus (b) to the extent not already included under GAAP, the total aggregate outstanding amount owed by Guarantor under any repurchase, refinance or other similar credit arrangements, plus (c) to the extent not already included under GAAP, any “off balance sheet” repurchase, refinance or other similar credit arrangements, less (d) non-recourse debt.

“Transaction” has the meaning set forth in Section 1 hereof.

“Transaction Request Deadline” means that time, as set forth in the Transactions Terms Letter, by which Seller must submit to Buyer certain documents in order to initiate a Transaction.

“Transaction Terms Letter” means that certain Transaction Terms Letter, dated as of the date hereof, between Buyer and Seller, as the same may be amended from time to time.

“Trust Receipt” has the meaning set forth in the Custodial Agreement.

“Type Sublimit” has the meaning set forth in the Transaction Terms Letter.

“Underwriting Guidelines” means the standards, procedures and guidelines of Seller for underwriting Mortgage Loans, which are set forth in the written policies and procedures of Seller (a copy of which is attached hereto as Exhibit F), the Fannie Mae Single-Family Selling and Servicing Guide, the Freddie Mac Single-Family Seller/Servicer Guide or the underwriting guidelines relating to VA Loans or FHA Loans and such other guidelines as are identified and approved in writing by Buyer.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” means a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

“VA Loan” means a Mortgage Loan which is the subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate, or a Mortgage Loan which is a vendor loan sold by the VA.

“VA Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“Wet Mortgage Loan” means a Mortgage Loan (other than an FHA Loan originated under a correspondent program) which Seller is selling to Buyer simultaneously with the origination thereof and the related Mortgage File has not been received by or certified to by Custodian.

“Wet Mortgage Loan Maximum Dwell Time” means, with respect to each Wet Mortgage Loan, the date which is seven (7) Business Days after the related Purchase Date.

3.                                      Procedures For Requesting And Entering Into Transactions

a.         Terms.  From time to time, Buyer will purchase from Seller certain Mortgage Loans that have been originated or acquired by Seller.  This Agreement is a commitment by Buyer to enter into Transactions with Seller for an aggregate amount up to the Maximum Committed Purchase Price.  This Agreement is not a commitment by Buyer to enter into Transactions with Seller for amounts exceeding the Maximum Committed Purchase Price, but rather, sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller.  Seller hereby acknowledges that, beyond the Maximum Committed Purchase Price, Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.  All Purchased Mortgage Loans shall exceed or meet the Underwriting Guidelines and shall be serviced by Subservicer.  The aggregate Purchase Price of Purchased Mortgage Loans subject to outstanding Transactions shall not exceed the Maximum Committed Purchase Price.

b.         Policies and Procedures.  In connection with the Transactions contemplated hereunder, Seller shall comply with all applicable policies and procedures of Buyer as may currently exist or as hereafter created.  Such policies and procedures may be in writing, published on Buyer’s website(s) or otherwise contained in the Handbook.  Buyer shall have the right to change, revise, amend or supplement its policies and procedures and the Handbook from time to time to conform to current legal requirements or Buyer practices by giving advance notice thereof to Seller

c.         Request for Transactions.  Seller shall request a Transaction by delivering to Buyer, electronically or in writing, an Asset Data Record for each Mortgage Loan intended to be the subject of the Transaction no later than the Transaction Request Deadline; provided, however, that if Seller intends to request a Transaction or series of Transactions equal to or greater than ten million ($10,000,000) dollars, Seller shall provide Buyer not fewer than one (1) Business Day prior written notice thereof. Assuming all conditions precedent set forth in Article 10 and otherwise in this Agreement, Buyer shall confirm to Seller the terms of Transactions electronically or in writing.  Buyer reserves the right to reject any Transaction request that Buyer determines fails to comply with the terms and conditions of this Agreement or Buyer’s then current policies and procedures.

d.         Form of Asset Data Record.  Buyer shall have the right to revise or supplement the form of the Asset Data Record from time to time by giving prior notice thereof to Seller.

e.         Payment of Purchase Price.  On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans, including the servicing rights related thereto, shall be transferred to Buyer against the simultaneous transfer of the Purchase Price to Seller simultaneously with the delivery to Buyer or Custodian of the Purchased Mortgage Loans relating to each Transaction.  With respect to the Purchased Mortgage Loans being sold by Seller on the Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Mortgage Loans, including the servicing rights related thereto, together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

f.         Methods of Payment.  On the Purchase Date for each Transaction:

(1)           Buyer shall pay the Purchase Price for all Transactions by wire transfer in accordance with Seller’s wire instructions set forth on Exhibit A.  Notwithstanding the foregoing, Buyer shall not be obligated to pay the Purchase Price under any method of payment to any Closing Agent or warehouse lender that is not an Approved Payee.  Further, the payment of the Purchase Price by Buyer to any Closing Agent or warehouse lender that is not an Approved Payee shall not make such Closing Agent or warehouse lender an Approved Payee.  Any funds disbursed by Buyer to Seller or its Approved Payee shall be subject to all applicable federal, state and local laws, including, without limitation, regulations and policies of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk.  Seller acknowledges that as a result of such applicable laws, regulations and policies, equipment malfunction, Buyer’s approval procedures or circumstances beyond the reasonable control of Buyer, the payment of a Purchase Price may be delayed.  Buyer shall not be liable to Seller for any costs, losses or damages arising from or relating to any such delays, or

(2)           Notwithstanding the foregoing, where a Purchased Mortgage Loan is the subject of third party financing, Buyer may pay all or any portion of the Purchase Price directly to the warehouse or other lender that has a security interest in the Purchased Mortgage Loan to satisfy the related indebtedness and obtain a release of such security interest.

g.         Transaction Limitations and Restrictions Relating to Closing Agents.  Notwithstanding that a particular Transaction request will not exceed the Maximum Committed Purchase Price nor will it cause a Margin Deficit, if the payment of the Purchase Price for such Transaction to the related Closing Agent will violate Buyer’s applicable policies and procedures (as contained in the Handbook or otherwise) regarding payments to Closing Agents, Buyer may refuse to pay the Purchase Price to such Closing Agent.

h.         Haircut.  With respect to each Transaction the subject of which are Wet Mortgage Loans, Seller shall ensure that there are sufficient funds on deposit in the Over/Under Account such that following the withdrawal of the Haircut related to such Wet Mortgage Loans by Buyer, the balance of the Over/Under Account is equal to or greater than the Minimum Required Balance.

i.          Over/Under Account.

(1)           Minimum Balance.  Seller shall at all times maintain a margin balance in the Over/Under Account of not less than the Minimum Required Balance, which account shall be used to assist in settling the Transactions and any other obligations under this Agreement.  Buyer shall not be required to segregate and hold funds deposited by or on behalf of Seller in the Over/Under Account separate and apart from Buyer’s own funds or funds deposited by or held for others.

(2)           Deposits.

i.      Seller shall deposit margin in the form of funds in the Over/Under Account in accordance with the terms of this Agreement, including, without limitation, Section 3(h) and Section 3(i)(1).

ii.     Buyer shall credit to the Over/Under Account all amounts in excess of those amounts due to Buyer in accordance with the Principal Agreements on the date Buyer receives or has received both (1) a payment by Seller or an Approved Investor pursuant to a Purchase Commitment and (2) a Purchase Advice relating to such payment without discrepancy; provided, however, that funds and Purchase Advices received by Buyer after the

Transaction Request Deadline, shall be deemed to have been received on the next Business Day. Buyer shall use reasonable efforts to notify Seller if there is a discrepancy between a wire transfer and the related Purchase Advice, and thereafter, Seller shall notify Buyer as to whether Buyer should accept such settlement payment despite the discrepancy between the amount received and the related Purchase Advice; provided, however, that if an Event of Default or Default has occurred and is continuing, Buyer is not obligated to receive notification from Seller prior to accepting any amounts received and releasing the related Repurchase Assets.

iii.    Buyer shall deliver to Seller via facsimile or make available to Seller via the Internet within one (1) Business Day following settlement of a Transaction, or as soon thereafter as is reasonably possible, a settlement statement, which includes an explanation of all amounts credited by Buyer to the Over/Under Account to settle the Transaction.

(3)           Withdrawals.

i.      If the amount credited to the Over/Under Account creates a balance in excess of the Minimum Required Balance pursuant to Section 3(i)(1) above, provided that no Default or Event of Default has occurred and is continuing, Seller may submit a written request to Buyer for return or payment of such excess funds.  If any such request is received by Buyer prior to 1:00 p.m. (Eastern time) on a Business Day, Buyer shall use commercially reasonable efforts to wire such requested excess funds to Seller by the end of such Business Day and in no event no later than two (2) Business Days after Buyer’s receipt of such request.  Notwithstanding anything contained in this Section 3(i)(3)(i) to the contrary, Buyer reserves the right to reject any request for excess funds from the Over/Under Account if Buyer determines that such excess funds shall be used to satisfy Seller’s outstanding obligations under this Agreement or are subject to other rights as provided in this Agreement.

ii.     Buyer may, from time to time and without separate authorization by Seller or notice to Seller, withdraw funds from the Over/Under Account to settle amounts owed in accordance with the terms of this

Agreement or to otherwise satisfy Seller’s obligations under this Agreement, including, without limitation:

A.        with respect to any Transaction the subject of which is a Wet Mortgage Loan, to deliver the Haircut to the Closing Agent;

B.        RESERVED;

C.        to pay itself any Price Differential on a Purchase Price that is due and owing;

D.        to Seller as provided in Section 3(i)(3)(i);

E.        RESERVED;

F.         to satisfy a Margin Deficit as provided for in Section 6;

G.        in the exercise of Buyer’s or its Affiliates rights under Section 6(c) or Section 16(f).

(4)           Failure to Maintain Balance.  If, at any time, Seller fails to maintain in the Over/Under Account the Minimum Required Balance hereunder, in addition to any other rights and remedies that Buyer may have against Seller, Buyer shall have the right to immediately stop entering into Transactions with Seller until the time that funds are deposited into or held in the Over/Under Account to comply with such Minimum Required Balance hereunder. Without limiting the generality of the foregoing, it is understood and agreed that should the balance in the Over/Under Account become negative, Seller will continue to owe Buyer accrued interest as provided herein.

j.          Return of Purchase Price.  If a Wet Mortgage Loan subject to a Transaction is not closed on the same day on which the Purchase Price was funded, Seller shall immediately return, or cause to be immediately returned, the Purchase Price to Buyer by wire transfer in accordance with Buyer’s wire instructions set forth on Exhibit A.  Further, Seller shall pay Buyer all fees and any Price Differential thereon immediately upon notification from Buyer; provided, however, that Price Differential shall continue to accrue until the Purchase Price is returned to Buyer.

k.         Approved Payees.

(1)           Closing Agents.  In order for a Closing Agent to be designated an Approved Payee with respect to any Purchase Price for Wet Mortgage Loans, Seller shall submit to Buyer evidence that the Irrevocable Closing Instructions, in the applicable form and signed by Seller and Buyer, have been delivered to such Closing Agent and one of the following documents:

i.      a valid blanket Closing Protection Letter, in a form acceptable to Buyer, issued to Seller or Buyer by the title company, which is issuing the title insurance policy that covers the related Purchased Mortgage Loan and is an Acceptable Title Insurance Company, that covers closings conducted by the Closing Agent in the jurisdiction where this closing will take place and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit J hereto; or

ii.     a valid Closing Protection Letter, in a form acceptable to Buyer, issued to Seller or Buyer by the title company, which is issuing the title insurance policy that covers the related Purchased Mortgage Loans and is an Acceptable Title Insurance Company, that covers the closing of this specific Purchased Mortgage Loan and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit J hereto; or

iii.    with respect to those jurisdictions outlined in the Handbook for which Closing Protection Letters are not available or are limited in their applicability, any other documents Buyer may require, including without limitation, a duly executed, valid and enforceable assignment to Buyer of Seller’s rights under its Fidelity Insurance.

(2)           Warehouse Lenders.  In order for a warehouse lender to be designated an Approved Payee with respect to any Purchase Price, Seller shall submit to Buyer a written request, including the name and address of the warehouse lender, demonstrating a need for such designation.  Notwithstanding the foregoing, Buyer reserves the right to refuse to designate any warehouse lender as an Approved Payee, or, alternatively, to require additional terms and conditions in order for Buyer to pay a Purchase Price to the warehouse lender.

(3)           Approval Process.  Buyer shall review the applicable documents and notify Seller within two (2) Business Days as to whether such Closing Agent or warehouse lender has been designated by Buyer to be an Approved Payee with respect to such Purchase Price.  Buyer may withdraw its approval of any Closing Agent or warehouse lender as an Approved Payee if Buyer becomes aware of any facts or circumstances at any time related to such Closing Agent or warehouse lender which Buyer determines materially and adversely affects the Closing Agent or warehouse lender or otherwise makes the Closing Agent or warehouse lender unacceptable as an Approved Payee.

l.          Temporary Increase.  Seller may request a temporary increase of the Maximum Committed Purchase Price (a “Temporary Increase”) by submitting to Buyer an executed request for Temporary Increase in the form of Exhibit L hereto (a “Request for Temporary Increase”), setting forth the requested increased Maximum Committed Purchase Price, the effective date and time of such Temporary Increase and the date and time on which such Temporary Increase shall terminate.  Buyer may from time to time, in its sole and absolute discretion, consent to such Temporary Increase, which consent shall be in writing as evidenced by Buyer’s delivery to Seller of a countersigned Request for Temporary Increase.  At any time that a Temporary Increase is in effect (and only for such time as such Temporary Increase is in effect), the Maximum Committed Purchase Price shall be increased by the amount of the Temporary Increase for all purposes of this Agreement and all calculations and provisions relating to the Maximum Committed Purchase Price shall refer to such increased amount.

4.                                      Repurchase

a.         Payment of Repurchase Price.  The Repurchase Price for each Purchased Mortgage Loan shall be payable in full and by wire transfer in accordance with Buyer’s wire instructions set forth on Exhibit A upon each related Repurchase Date.  Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Mortgage Loan on each Price Differential Payment Date except as otherwise provided herein).  While it is anticipated that Seller will repurchase each Purchased Mortgage Loan on its related Repurchase Date, Seller may repurchase any Purchased Mortgage Loan hereunder on demand without any pre-payment penalty or premium.

b.         Effect of Payment of Repurchase Price.  On the Repurchase Date (or such other date on which the Repurchase Price is paid by Seller), termination of the related Transaction will be effected by the repurchase by Seller or its designee of the Purchased Mortgage Loans and the simultaneous transfer of the Repurchase Price to an account of Buyer, or transfer of additional Mortgage Loan(s) and all of Buyer’s rights, title and interests therein shall then be conveyed to Seller or its designee. Seller is obligated to obtain the Mortgage File and other documents from Custodian at Seller’s expense on the Repurchase Date.

c.         Future Transactions.  To the extent that (i) the Repurchase Date shall have occurred, (ii) there exists no Default, (iii) Seller wishes to enter into a new Transaction with respect to the related Mortgage Loans, (iv) such Mortgage Loans have an Asset Value in excess of zero and (v) the Purchase Price shall not cause the aggregate Purchase Price of all Transactions to exceed the Maximum Committed Purchase Price nor cause a Margin Deficit, then Seller may request a new Transaction in accordance with the provisions of Section 3 hereof and Buyer shall enter the same.

d.         Payments Pursuant to Sale to Approved Investors.  Seller shall direct each Approved Investor purchasing a Purchased Mortgage Loan to pay directly to Buyer, by wire transfer of immediately available funds, the full purchase price, without set-off, as set forth in the applicable Purchase Commitment.  In addition, Seller shall provide Buyer with a Purchase Advice relating to such payment.  Seller shall not direct the Approved Investor to pay to Buyer an amount less than the full purchase price set forth in the applicable Purchase Commitment or modify or otherwise change the wire instructions for payment of the purchase price provided to Approved Investor by Buyer.  Buyer shall apply all amounts received for the account of Seller in accordance with Section 7(b) and credit all amounts due Seller to the Over/Under Account in accordance with Section 3(i)(2)(i).  Buyer may reject any amount received from an Approved Investor and not release the related Purchased Mortgage Loan if (a) Buyer does not receive a Purchase Advice in respect of any wire transfer, (b) Buyer does not receive the full purchase price, without set-off, as set forth in the applicable Purchase Commitment or (c) the amount received is not sufficient to pay the Repurchase Price.  Alternatively, in lieu of rejecting an amount received by Buyer from an Approved Investor, at Buyer’s option, if the amount received from the Approved Investor does not equal or exceed the Repurchase Price, Buyer may accept the amount received from the Approved Investor and deduct the remaining amounts owed by Seller from the Over/Under Account or demand payment of such remaining amount from Seller.  If Seller receives any funds intended for Buyer, Seller shall segregate and hold such funds in trust for Buyer and immediately pay to Buyer all such amounts by wire transfer of immediately available funds together with providing Buyer with a settlement statement for the transaction.

e.         Repurchase Acceleration Events.  The occurrence of any of the following events shall be a Repurchase Acceleration Event with respect to a Purchased Mortgage Loan:

(1)           Buyer has determined that the Purchased Mortgage Loan is a Defective Mortgage Loan;

(2)           thirty (30) calendar days elapse from the date the Mortgage Loan Documents relating to the Purchased Mortgage Loan were delivered to an Approved Investor pursuant to a Bailee Letter and such Approved Investor has not returned the Mortgage Loan Documents or purchased the Purchased Mortgage Loan, unless an extension is granted by Buyer;

(3)           ten (10) Business Days elapse from the date a Mortgage Loan Document relating to the Purchased Mortgage Loan was delivered to Seller for correction or completion or for servicing purposes, without being returned to Buyer or its designee;

(4)           Seller fails to deliver to Buyer the related Mortgage Loan Documents within the Wet Mortgage Loan Maximum Dwell Time or any Mortgage Loan Document delivered to Buyer, upon examination by Buyer, is found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment and is not corrected within the Wet Mortgage Loan Maximum Dwell Time;

(5)           Regardless of whether a Purchased Mortgage Loan is a Defective Mortgage Loan, a foreclosure or similar type of proceeding is initiated with respect to the Purchased Mortgage Loan; or

(6)           the further sale of the Purchased Mortgage Loan by Seller.

f.         Reduction of Asset Value as Alternative Remedy.  In lieu of requiring full repayment of the Repurchase Price upon the occurrence of a Repurchase Acceleration Event, Buyer may elect to reduce the Asset Value of the related Purchased Mortgage Loan (to as low as zero) and accordingly require a full or partial repayment of such Repurchase Price or the delivery of other funds or collateral, which additional assets shall be “margin payments” or “settlement payments” as such terms are defined in Bankruptcy Code Section 741(5) and (8), respectively.

g.         Designation as Noncompliant Mortgage Loan as Alternative Remedy.  In lieu of requiring full repayment of the Repurchase Price upon the occurrence of a Repurchase Acceleration Event, Buyer may elect to deem the related Purchased Mortgage Loan a Noncompliant Mortgage Loan, provided that (a) after such Purchased Mortgage Loan is deemed to be a Noncompliant Mortgage Loan, the aggregate original Asset Value of all Noncompliant Mortgage Loans does not exceed the Type Sublimit for Noncompliant Mortgage Loans; (b) the Asset Value of the Noncompliant Mortgage Loan is greater than the Repurchase Price or Seller provides additional Purchased Assets or repays part of the Repurchase Price as provided in Section 6 in each case as a “margin payment” as such term is defined in Bankruptcy Code Section 741(5); and (c) Seller delivers to Buyer all documentation relating to the Purchased Mortgage Loan reasonably requested by Buyer.

5.             Price Differential.

a.         On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Price Differential Payment Date.  Two Business Days prior to the Price Differential Payment Date, Buyer shall give Seller written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date.  On the Price Differential Payment Date, Seller shall pay to Buyer the Price Differential for such Price Differential Payment Date (along with any other amounts to be paid pursuant to Sections 7 and 35 hereof), by wire transfer in immediately available funds.

b.         If Seller fails to pay all or part of the Price Differential by 3:00 p.m. (Eastern time) on the related Price Differential Payment Date, with respect to any Purchased Mortgage Loan, Seller shall be obligated to pay to Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post Default Rate until the Price Differential is received in full by Buyer.

6.             Margin Maintenance

a.         If Buyer shall determine at any time that (x) the Asset Value of a Purchased Mortgage Loan subject to a Transaction is less than the related Repurchase Price or (y) the aggregate Asset Value of all Purchased Mortgage Loans for all such Transactions is less than the aggregate Repurchase Price (in either case, a “Margin Deficit”), then Buyer may, at its sole option and by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to either:

(1)           transfer to Buyer or its designee cash or, at Buyer’s sole option, Eligible Mortgage Loans approved by Buyer (“Additional Purchased Assets”) so that the individual Asset Value of the Purchased Mortgage Loan or the aggregate Asset Value of the Purchased Mortgage Loans, including any such cash or Additional Purchased Assets, will thereupon equal or exceed the individual Repurchase Price for the Transaction or the aggregate Repurchase Price for all Transactions; or

(2)           pay one or more Repurchase Prices in an amount sufficient to reduce the outstanding Repurchase Prices in an amount equal to or below the Asset Value of the Purchased Mortgage Loan(s).

b.         If Buyer delivers a Margin Call to Seller on or prior to 9:30 a.m. (Pacific time) on any Business Day, then Seller shall transfer cash or Additional Purchased Assets to Buyer no later than 5:00 p.m. (Pacific time) that same day.  If Buyer delivers a Margin Call to Seller after 9:30 a.m. (Pacific time) on any Business Day, Seller shall be required to transfer cash or Additional Purchased Assets no later than 5:00 p.m. (Pacific time) on the next subsequent Business Day.  Notice of a Margin Call may be provided by Buyer to Seller electronically or in writing, such as via electronic mail or posting such notice on Buyer’s customer website(s).

c.         The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

d.         In the event that a Margin Deficit exists with respect to any Purchased Mortgage Loan, Buyer may retain any funds received by it to which Seller would otherwise be entitled hereunder, which funds (i) shall be held by Buyer against the related Margin Deficit and (ii) may be applied by Buyer against any Purchased Mortgage Loan for which the related Margin Deficit remains otherwise unsatisfied.  In addition, Buyer may withdraw from the Over/Under Account amounts equal to any Margin Deficit which is not otherwise satisfied by Seller within the time frames provided for in this Section 6.  Notwithstanding the foregoing, Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6.

e.         Buyer shall have the right to determine the Asset Value of each Purchased Mortgage Loan on a daily basis.

7.             Income Payments

a.         The Securities Account shall be established by Seller in accordance with the Securities Account Control Agreement concurrently with the execution and delivery of this Agreement by Seller and Buyer.  Buyer shall have sole dominion and control over the Securities Account.  If Income is paid in respect of any Purchased Mortgage Loan during the term of a Transaction, such Income shall be the property of Buyer and shall be deposited in the Securities Account on a daily basis.  Notwithstanding the foregoing, and provided no Event of Default has occurred and is continuing, Buyer agrees that if a third-party Subservicer is in place for any Purchased Mortgage Loans, such Subservicer shall deposit such Income to the Securities Account.  Seller shall deposit all Income received in its capacity as Subservicer of any Purchased Mortgage Loans to the Securities Account in accordance with Section 12(c) hereof.

b.         Provided that no Event of Default has occurred and is continuing, funds deposited in the Securities Account shall be held therein until the next Price Differential Payment Date.  Subject to the terms of the Securities Account Control Agreement, Seller shall withdraw any funds on deposit in the Securities Account and distribute such funds as follows:

(1)           first, to Buyer in payment of any accrued and unpaid Price Differential, to the extent not paid by Seller to Buyer pursuant to Section 5;

(2)           second, without limiting the rights of Buyer under Section 6 of this Agreement, to Buyer, in the amount of any unpaid Margin Deficit;

(3)           third, to Buyer in reduction of the Repurchase Price of the Purchased Mortgage Loans, an amount equal to the full or partial prepayments of principal received on or with respect to such Purchased Mortgage Loans;

(4)           fourth, to the payment of all other costs and fees payable to Buyer pursuant to this Agreement; and

(5)           fifth, to Seller, any remaining amounts.

c.         In the event that an Event of Default has occurred and is continuing, notwithstanding any provision set forth herein, Seller shall remit all Income received with respect to each Purchased Mortgage Loan into the Securities Account or such other account and on such other date or dates as Buyer notifies Seller in writing.

d.         Notwithstanding any provision to the contrary in this Section 7, within two (2) Business Days of receipt by Seller of any prepayment of principal in full, with respect to a Purchased Mortgage Loan, Seller shall remit such amount to Buyer and Buyer shall immediately apply any such amount received by Buyer to reduce the amount of the Repurchase Price due upon termination of the related Transaction.

e.         Except as otherwise specifically provided herein, all payments hereunder must be received by Buyer on the date when due and shall be made in United States dollars by wire transfer of immediately available funds in accordance with Buyer’s wire instructions set forth on Exhibit A.  All payments made by or on behalf of Seller with respect to any Transaction shall be applied to Seller’s account in accordance with Section 3(i)(2)(ii) and Section 7(b) and shall be made in such amounts as may be necessary in order that all such payments after withholding for or on account of any present or future taxes, levies, imports, duties or other similar charges of whatsoever nature imposed by any government or any political subdivision or taxing authority hereof, other than any taxes on or measured by the net income of Buyer pursuant to the state, federal and local tax laws of the jurisdiction where Buyer’s principal office or offices or lending office or offices are located, compensate Buyer for any additional cost or reduced amount receivable of making or maintaining Transactions as a result of such taxes, imports, duties or other charges. All payments to be made by or on behalf of Seller with respect to any Transaction shall be made without set-off, counterclaim or other defense.

f.         Notification of Payment.  Seller shall provide Buyer not fewer than one (1) Business Day prior written notice if Seller or an Approved Investor intends to remit a payment to Buyer equal to or greater than ten million ($10,000,000) dollars.

g.         Authorization to Debit.  In addition to any other authorizations to and rights of Buyer hereunder, Seller hereby expressly authorizes Buyer to debit any account maintained by Seller with any depository institution into which any funds related to the Purchased Mortgage Loans or related Repurchase Assets have been deposited (other than escrow accounts maintained for the benefit of the related Mortgagors), including without limitation, any operating, settlement or custodial account, for any and all amounts due Buyer hereunder.

h.         Book Account.  Buyer and Seller shall maintain an account on their respective books of all Transactions entered into between Buyer and Seller and for which the Repurchase Price has not yet been paid.  As a courtesy to Seller, Buyer shall provide such information to Seller via the Internet or by telephone or facsimile, if Seller is unable to access the information via the Internet.  Notwithstanding the foregoing, Seller shall be responsible for maintaining its own book account and records of Transactions entered into with Buyer, amounts due to Buyer in connection with such Transactions and for paying such amounts when due.  Failure of Buyer to provide Seller with information regarding any Transaction shall not excuse Seller’s timely performance of all obligations under this Agreement, including, without limitation, payment obligations under this Agreement.

8.             Security Interest

a.         Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Mortgage Loans, any Agency Security or right to receive such Agency Security when issued to the extent backed by any of the Purchased Mortgage Loans, the Records, all related Servicing Rights, the Program Agreements (to the extent such Program Agreements and Seller’s right thereunder relate to the Purchased Mortgage Loans), any related Purchase Commitments, any Property relating to the Purchased Mortgage Loans, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and FHA Mortgage Insurance Contracts and VA Loan Guaranty Agreements (if any), Income, the Securities Account and all amounts held therein, the Over/Under Account and all amounts held therein, Interest Rate Protection Agreements to the extent of the Purchased Mortgage Loans protected thereby, accounts (including any interest of Seller in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges), all collateral, however defined, securing any other agreement between Seller, Guarantor or any of their Affiliates on the one hand and Buyer or any of its Affiliates on the other hand, general intangibles and other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

b.         The foregoing provision (a) is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and

Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

c.         Seller agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby.  Furthermore, Seller hereby authorizes Buyer to file financing statements relating to the Repurchase Assets, as Buyer, at its option, may deem appropriate. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

9.             Payment and Transfer

Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the account as Buyer shall specify to Seller in writing.  Seller acknowledges that it has no rights of withdrawal from the foregoing account.  All Purchased Mortgage Loans transferred by one party hereto to the other party shall be in the case of a purchase by Buyer in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as Buyer may reasonably request.  All Purchased Mortgage Loans shall be evidenced by a Trust Receipt.  Any Repurchase Price received by Buyer after 3:00 p.m. (Eastern time) shall be deemed received on the next succeeding Business Day.

10.          Conditions Precedent

a.         Initial Transaction.  As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by Seller, Guarantor and each other party thereto:

(1)           Program Agreements.  The Program Agreements (including, without limitation, the Guaranty and a Custodial Agreement in a form acceptable to Buyer) duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(2)           Security Interest.  Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(3)           Organizational Documents.  A certificate of the corporate secretary of each of Seller and Guarantor substantially in the form of Exhibit G hereto, attaching certified copies of Seller’s and Guarantor’s charter, bylaws and corporate resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

(4)           Good Standing Certificate.  A certified copy of a good standing certificate from the jurisdiction of organization of Seller and Guarantor, dated as of no earlier than the date ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.

(5)           Incumbency Certificate.  An incumbency certificate of the corporate secretary of each of Seller and Guarantor, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(6)           Opinion of Counsel.  An opinion of Seller’s and Guarantor’s counsel, in form and substance satisfactory to each of the parties hereto.

(7)           Underwriting Guidelines.  A true and correct copy of the Underwriting Guidelines certified by an officer of Seller.

(8)           Fees.  Payment of any fees due to Buyer hereunder.

(9)           Insurance Certificate.  Evidence that Seller has added Buyer as an additional loss payee under Seller’s or Guarantor’s Fidelity Insurance.

(10)         Confidentiality.  An Acknowledgement of Password Confidentiality Agreement in the form of Exhibit C.

b.         All Transactions.  The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(1)           Due Diligence Review.  Without limiting the generality of Section 35 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans and Seller, Guarantor and the Subservicer.

(2)           Required Documents.  Seller shall have delivered or shall have directed the Closing Agent to deliver to Buyer or Custodian, as applicable, in form and substance satisfactory to Buyer and not later than the Transaction Request Deadline:

i.      an Asset Data Record for the Purchased Mortgage Loan, which Asset Data Record may be an individual record or part of a group report and shall be authenticated by Seller with the PIN or the handwritten signature of an authorized officer of Seller;

ii.     a Mortgage Loan Schedule to Custodian;

iii.    the Mortgage File relating to the Purchased Mortgage Loan, unless such Purchased Mortgage Loan is a Wet Mortgage Loan;

iv.    Reserved; and

v.     such certificates, opinions of counsel or other documents as Buyer may reasonably request.

(3)           Wet Mortgage Loans.

i.      An amount equal to the Haircut for all Wet Mortgage Loans proposed to be sold under such Transaction plus the Minimum Required Balance, as set forth in Section 3(i)(1), shall be on deposit in the Over/Under Account.

ii.     Seller shall deliver to Buyer or Custodian, or authorize and direct the Closing Agent to deliver to Buyer or its Custodian, the related Mortgage File within the Wet Mortgage Loan Maximum Dwell Time.

(4)           No Default.  No Default or Event of Default shall have occurred and be continuing;

(5)           Requirements of Law.  Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR.

(6)           Representations and Warranties.  Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(7)           Electronic Tracking Agreement. To the extent Seller is selling Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(8)           Securities Account Agreement. A Securities Account Agreement satisfactory to Buyer, entered into, duly executed and delivered by

Buyer, Seller and Securities Intermediary and being in full force and effect, free of any modification, breach or waiver.

(9)           Custodial Agreement. A Custodial Agreement satisfactory to Buyer, entered into, duly executed and delivered by Buyer, Seller and Custodian and being in full force and effect, free of any modification, breach or waiver.

(10)         Approved Payee.  Seller shall have designated an Approved Payee, if applicable, to whom such funds shall be delivered

(11)         Material Adverse Change.  None of the following shall have occurred and/or be continuing:

(a)           Bank Of America, N.A. corporate bond rating as calculated by S&P or Moody’s has been lowered or downgraded to a rating below investment grade by S&P or Moody’s;

(b)           an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(c)           an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(d)           there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement.

11.          Program; Costs

a.         Seller shall pay the fees of Buyer’s counsel in an amount not exceeding $15,000 plus related expenses in connection with the original preparation and execution of the Program Agreements. Seller shall reimburse Buyer for any of Buyer’s reasonable out-of-pocket costs, including due diligence review costs and reasonable attorney’s fees as further described below and in Section 35, incurred by Buyer in determining the acceptability to Buyer of any Mortgage Loans.  Seller shall also pay, or reimburse Buyer if Buyer shall pay, any termination fee, which may be due any servicer or subservicer.  Legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Seller.

Seller shall pay reasonable and customary ongoing custodial fees and expenses as set forth in the Custodial Agreement, securities intermediary fees and expenses, and any other reasonable and customary ongoing fees and expenses under any other Program Agreement.

b.         If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Seller agrees to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs; provided that this Section 11(b) shall only apply to the extent that such increased costs are not reflected in Buyer’s calculation of LIBOR.

c.         With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.  In each such case, Seller hereby waives the right to dispute Buyer’s record of the terms purchase confirmation, request or other communication.

d.         Notwithstanding the assignment of the Program Agreements with respect to each Purchased Mortgage Loan to Buyer, Seller agrees and covenants with Buyer to enforce diligently Seller’s rights and remedies set forth in the Program Agreements.

e.         Any payments made by Seller or Guarantor to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if such payer shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then such payer shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have received if such tax had not been imposed, and otherwise indemnify Buyer for any such taxes imposed.

12.          Servicing

a.         Seller shall service the Mortgage Loans consistent with the degree of skill and care that Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices, the Underwriting Guidelines.  The Subservicer shall (i) comply with all applicable federal, state and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and

(iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder.  Buyer may terminate the servicing of any Mortgage Loan with the then-existing Subservicer in accordance with Section 12(d) hereof.

b.         Seller shall hold or cause to be held all escrow funds collected by Seller as Subservicer with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

c.         Seller shall deposit all collections received by Seller as Subservicer on the Purchased Mortgage Loans in the Securities Account on a daily basis within one (1) Business Day following receipt; provided, however, that any amounts required to be remitted to Buyer shall be deposited in the Securities Account on or prior to the day on which such remittance is to occur.

d.         Upon the occurrence and continuance of an Event of Default hereunder, Buyer shall have the right to immediately terminate Seller’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee.  Seller shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer or subservicer appointed by Buyer in its sole discretion.

e.         If Seller should discover that, for any reason whatsoever, Seller or any entity responsible to Seller for managing or servicing any such Purchased Mortgage Loan has failed to perform fully Seller’s obligations under the Program Agreements or any of the obligations of such entities with respect to the Purchased Mortgage Loans, Seller shall promptly notify Buyer.

f.         Subservicer shall service the Purchased Mortgage Loans on behalf of Buyer for thirty (30) day intervals which will automatically terminate if not renewed by Buyer (such renewal as evidenced by Buyer’s entry into a new Transaction).

g.         For the avoidance of doubt, Seller retains no economic rights to the servicing of the Purchased Mortgage Loans. As such, Seller expressly acknowledges that the Purchased Mortgage Loans are sold to Buyer on a “servicing-released” basis and agrees to service the Purchased Mortgage Loans in the capacity of a Subservicer.

13.          Representations and Warranties

a.         Each of Seller and Guarantor represents and warrants to Buyer as of the date hereof and as of each Purchase Date for any Transaction that:

(1)           Seller and Guarantor Existence.  Each of Seller and Guarantor has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware.

(2)           Licenses.  Each of Seller and Guarantor is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect and is not in default of such state’s applicable laws, rules and regulations.  Seller has the requisite power and authority and legal right to originate and purchase Mortgage Loans (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Mortgage Loans.  Each of Seller and Guarantor has the requisite power and authority and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement and each Program Agreement.  Seller is a VA Approved Lender.

(3)           Power.  Each of Seller and Guarantor has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

(4)           Due Authorization.  Each of Seller and Guarantor has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable.  This Agreement and the Program Agreements have been (or, in the case of Program Agreements not yet executed, will be) duly authorized, executed and delivered by Seller and Guarantor, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Seller and Guarantor in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5)           Financial Statements.

a.     Guarantor has heretofore furnished to Buyer a copy of (a) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year of Guarantor ended December 31, 2010 and the related consolidated statements of income for Guarantor and its consolidated Subsidiaries for such fiscal year, with the opinion thereon of Deloitte & Touche LLP and (b) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal period of Guarantor ended September 30, 2010 and the related consolidated statements of income for Guarantor and its consolidated Subsidiaries for such quarterly fiscal period.  All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Guarantor and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis.  Since December 31, 2010, there has been no material adverse change in the consolidated business, operations or financial condition of Guarantor and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is Guarantor aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change.  Guarantor has, on the date of the statements delivered pursuant to this Section (the “Statement Date”) no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Guarantor except as heretofore disclosed to Buyer in writing.

b.     Seller has heretofore furnished to Buyer a copy of (a) its balance sheet for the fiscal year of Seller ended December 31, 2010 and the related statements of income for Seller for such fiscal year, with the opinion thereon of Deloitte & Touche LLP and (b) its balance sheet for the quarterly fiscal period of Seller ended September 30, 2010 and the related statements of income for Seller for such quarterly fiscal period.  All such financial statements are complete and correct and fairly present, in all material respects, the financial condition of Seller and the results of its operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis.  Since December 31, 2010, there has been no material adverse change in the consolidated business, operations or financial condition of Seller from that set forth in said financial statements nor is Seller aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change.  Seller has, on the Statement Date no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing.

(6)           Event of Default.  There exists no Event of Default under Section 15(b) hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 15(b) hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.

(7)           Solvency.  Each of Seller and Guarantor is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business.  Neither Seller nor Guarantor intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets.  The amount of consideration being received by Seller upon the sale of the Purchased Mortgage Loans to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Mortgage Loans.  Seller is not transferring any Purchased Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.

(8)           No Conflicts.  The execution, delivery and performance by each of Seller and Guarantor of this Agreement and the Program Agreements (i) do not conflict with any term or provision of the organizational documents of Seller or Guarantor or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Seller or Guarantor of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller or Guarantor; (ii) will not result in any violation of any such mortgage, instrument, agreement or obligation to which Seller or Guarantor is a party and (iii) will not result in or require the creation of any Lien upon or in respect of any of the assets of Seller except for Liens relating to the Program Agreements.

(9)           True and Complete Disclosure.  All information, reports, exhibits, schedules, financial statements or certificates of Seller, Guarantor or any Affiliate thereof or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Seller, Guarantor or any Affiliate or officer thereof, negotiation, preparation, or delivery of the Program Agreements are true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  All financial statements have been prepared in accordance with GAAP.

(10)         Approvals.  No consent, approval, authorization or order of, registration or filing with, or notice to any Governmental Authority or court is required under applicable law in connection with the execution, delivery and performance by Seller or Guarantor of this Agreement and the Program Agreements.

(11)         Litigation.  There is no action, proceeding or investigation pending with respect to which either Seller or Guarantor has received service of process or, to the best of Seller’s or Guarantor’s knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of this Agreement, any Transaction or any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any Program Agreement, (C) makes a claim individually in an amount greater than $1,000,000 or in an aggregate amount greater than $5,000,000, (D) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (E) which might materially and adversely affect the validity of the Mortgage Loans or the performance by it of its obligations under, or the validity or enforceability of, this Agreement or any Program Agreement.

(12)         Material Adverse Change.  There has been no material adverse change in the business, operations, financial condition, properties or prospects of Seller, Guarantor or their Affiliates since the date set forth in the most recent financial statements supplied to Buyer.

(13)         Ownership.  Upon payment of the Purchase Price and the filing of the financing statement and delivery of the Mortgage Files to Custodian and Custodian’s receipt of the Mortgage Loan Schedule, Buyer shall become the sole owner of the Purchased Mortgage Loans and related Repurchase Assets, free and clear of all liens and encumbrances.

(14)         Underwriting Guidelines. The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of Seller.

(15)         Taxes. Seller, Guarantor and their Subsidiaries have timely filed all tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  The charges, accruals and reserves on the books of Seller, Guarantor and their Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller or Guarantor, as applicable, adequate.

(16)         Investment Company Act and Public Utility Holdings Company Act Compliance.  Neither Seller nor any of its Subsidiaries is (a) an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; provided, however, that any entity that is under the management of PNMAC Capital Management LLC in its capacity as an “investment adviser” within the meaning of the Investment Advisers Act of 1940 and is otherwise not directly or indirectly owned or controlled by Seller shall not be deemed a “Subsidiary” for the purposes of this Section 13(a)(16) or (b) a “holding company” as defined in, or subject to recognition under the Public Utility Holding Act of 1935.

(17)         Chief Executive Office; Jurisdiction of Organization.  On the Effective Date, Seller’s chief executive office, is, and has been, located at 27001 Agoura Road, Calabasas, CA 91301.  On the Effective Date, Seller’s jurisdiction of organization is the State of Delaware.  Seller shall provide Buyer with thirty days advance notice of any change in Seller’s principal office or place of business or jurisdiction.  Seller has no trade name.  During the preceding five years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(18)         Location of Books and Records.  The location where Seller keeps its books and records, including all computer tapes and records relating to the Purchased Mortgage Loans and the related Repurchase Assets is its chief executive office.

(19)         Adjusted Tangible Net Worth.  On the Effective Date, Seller’s Adjusted Tangible Net Worth is at least the sum of (i) $8,700,000; (ii) 50% of Seller’s positive quarterly Net Income for the previous quarters beginning with the quarter ending March 31, 2011 and (iii) 50% of additional Capital Contributions (without taking into account such Capital Contributions to the extent that they are paid to (A) satisfy the requirement set forth in clause (i) above or (B) satisfy Margin Calls for the previous quarter) for the quarter beginning with the quarter ending March 31, 2011.

(20)         ERISA.  Each Plan to which Seller, Guarantor or their Subsidiaries make direct contributions, and, to the knowledge of Seller and Guarantor, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

(21)         Adverse Selection.  Seller has not selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer’s interests.

(22)         Agreements.  Neither Seller nor any Subsidiary of Seller is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13(a)(5) hereof.  Neither Seller nor any Subsidiary of Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of Seller as a whole.  No holder of any indebtedness of Seller or of any of its Subsidiaries has given notice of any asserted default thereunder.

(23)         Other Indebtedness.  All Indebtedness (other than Indebtedness evidenced by this Agreement) of Seller existing on the date hereof is listed on Exhibit I hereto (the “Existing Indebtedness”).

(24)         Agency Approvals.  Seller is an FHA Approved Mortgagee and a VA Approved Lender. Seller is also approved by Fannie Mae as an approved seller/servicer, Freddie Mac as an approved seller/servicer, GNMA as an approved issuer to the extent previously approved and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act.  In each such case, Seller is in good standing, with no event having occurred or Seller having any reason whatsoever to believe or suspect will occur prior to the issuance of the Agency Security or the consummation of the Purchase Commitment, as the case may be, including, without limitation, a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA.  Should Seller for any reason cease to possess all such applicable approvals, or should a change in insurance coverage require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA, or VA, Seller shall so notify Buyer immediately in writing.  Subservicer has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(25)         No Reliance.  Each of Seller and Guarantor has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  Neither Seller nor Guarantor is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(26)         Plan Assets. Neither Seller nor Guarantor is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3 101 as amended by Section 3(42) of ERISA, in Seller’s or Guarantor’s hands, and transactions by or with Seller or Guarantor are not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(27)         No Prohibited Persons. Neither Seller nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(28)         Purchase Commitment.  Seller shall deliver to Buyer any Purchase Commitment it receives after a Purchase Date.

b.         With respect to every Purchased Mortgage Loan, each of Seller and Guarantor jointly and severally represents and warrants to Buyer as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Schedule 1 is true and correct.

c.         The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Mortgage Loans to Buyer and shall continue for so long as the Purchased Mortgage Loans are subject to this Agreement.  Upon discovery by Seller, Subservicer or Buyer of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others.

14.          Covenants

Each of Seller and Guarantor covenants with Buyer that, during the term of this facility:

a.         Adjusted Tangible Net Worth. Seller shall maintain an Adjusted Tangible Net Worth of at least the sum of (i) $8,700,000; (ii) 50% of Seller’s positive quarterly Net Income for the previous quarters beginning with the quarter ending March 31, 2011 and (iii) 50% of additional Capital Contributions (without taking into account such Capital Contributions to the extent that they are paid to (A) satisfy the requirement set forth in clause (i) above or (B) satisfy Margin Calls for the previous quarter) for the quarter beginning with the quarter ending March 31, 2011.

b.         Total Liabilities to Tangible Net Worth Ratio. Seller’s ratio of Total Liabilities to Tangible Net Worth shall not exceed 10:1.

c.         Litigation. Seller and Guarantor, as applicable, will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller, Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an amount greater than $1,000,000 or in an aggregate amount greater than $5,000,000, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect. On each Reporting Date, Seller and Guarantor, as applicable, will provide to Buyer a litigation docket listing all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller, Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority. Seller and Guarantor, as applicable, will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder.

d.         Prohibition of Fundamental Changes.  Neither Seller nor Guarantor shall (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s prior written consent or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect.

e.         Maintenance of Profitability.  Seller shall not permit, for any Test Period, Net Income for such Test Period, before income taxes for such Test Period and distributions made during such Test Period, to be less than $1.00.

f.         Subservicer; Asset Tape.  Seller shall cause Subservicer to provide to Buyer, electronically, in a format mutually acceptable to Buyer and Seller, an Asset Tape by no later than the Reporting Date; provided, however, that upon (i) the occurrence and continuation of an Event of Default or (ii) the request of Buyer, Seller shall cause Subservicer to promptly provide such Asset Tape.  Seller shall not cause the Mortgage Loans to be serviced by any servicer or subservicer other than a servicer or subservicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to Seller with the execution of this Agreement.

g.         Insurance.  Seller or Guarantor shall continue to maintain, for Seller, Subservicer and their Subsidiaries, Fidelity Insurance in an aggregate amount at least equal to $1,400,000.  Seller or Guarantor shall maintain, for Seller, Subservicer and their Subsidiaries, Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets.  Seller or Guarantor shall notify Buyer of any material change in the terms of any such Fidelity Insurance.

h.         No Adverse Claims.  Seller warrants and will defend, and shall cause any Subservicer to defend, the right, title and interest of Buyer in and to all Purchased Mortgage Loans and the related Repurchase Assets against all adverse claims and demands.

i.          Assignment.  Except as permitted herein, neither Seller nor any Subservicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Mortgage Loans or any interest therein, provided that this Section shall not prevent any transfer of Purchased Mortgage Loans in accordance with the Program Agreements.

j.                             Security Interest.  Seller shall do all things necessary to preserve the Purchased Mortgage Loans and the related Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder.  Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Mortgage Loans or the related Repurchase Assets to comply with all applicable rules, regulations and other laws.  Seller will not allow any default for which Seller is responsible to occur under any Purchased Mortgage Loans or the related Repurchase Assets or any Program Agreement and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Mortgage Loans or the related Repurchase Assets and any Program Agreement.

k.                          Records.

(1)                                 Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Mortgage Loans in accordance with industry custom and practice, including without limitation the requirements of the Agencies and necessary in order to foreclose on the Underlying Mortgaged Property, for assets similar to the Purchased Mortgage Loans, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in Custodian’s possession unless Buyer otherwise approves.  Seller will not allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file.  Seller or the Subservicer of the Purchased Mortgage Loans will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Mortgage Loans and preserve them against loss.

(2)                                 For so long as Buyer has an interest in or lien on any Purchased Mortgage Loan, Seller will hold or cause to be held all related Records in trust for Buyer.  Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.

(3)                                 Upon reasonable advance notice from Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

l.                              Books.  Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Mortgage Loans to Buyer.

m.                      Approvals.  Seller shall maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Agreements, and Seller shall conduct its business strictly in accordance with applicable law.

n.                          Material Change in Business.  Neither Seller nor Guarantor shall make any material change in the nature of its business as carried on at the date hereof.  There shall be no material change in the senior management of Seller or Guarantor.

o.                          Underwriting Guidelines.  Without the prior written consent of Buyer, Seller shall not amend or otherwise modify the Underwriting Guidelines in any material respect.  Without limiting the foregoing, in the event that Seller makes any amendment or modification to the Underwriting Guidelines, Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines specifying in detail the amendments and modifications set forth therein from the previous copy delivered.

p.                          Distributions.  If a Default has occurred and is continuing, neither Seller nor Guarantor shall pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller or Guarantor.

q.                          Applicable Law.  Seller and Guarantor shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

r.                             Existence.  Each of Seller and Guarantor shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises.

s.                            Chief Executive Office; Jurisdiction of Organization.  Seller shall not move its chief executive office from the address referred to in Section 13(a)(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 13(a)(17) unless it shall have provided Buyer 30 days’ prior written notice of such change.

t.                             Taxes.  Seller and Guarantor shall timely file all tax returns that are required to be filed by them and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

u.                          Transactions with Affiliates.  Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction (a) does not result in a Default hereunder; (b) is in the ordinary course of Seller’s business and (c) is upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate.

v.                          Guarantees.  Seller shall not create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in Seller’s financial statements or notes thereto and (ii) to the extent the aggregate Guarantees of Seller do not exceed $250,000.

w.                        Indebtedness. Seller shall not incur any additional material Indebtedness (other than (i)  the Existing Indebtedness in amounts not to exceed the amounts specified on Exhibit I hereto, (ii) except for Indebtedness incurred with Buyer or its Affiliates, and (iii) usual and customary accounts payable for a mortgage company) without the prior written consent of Buyer.

x.                          Hedging. Seller has entered into Interest Rate Protection Agreements with respect to the Conforming Mortgage Loans, having terms with respect to protection against fluctuations in interest rates consistent with its hedging policy which policy shall be acceptable to Buyer in its sole discretion.  In the event that Seller intends to make any change to its hedging policy as it relates to Interest Rate Protection Agreements, Seller shall notify Buyer in writing 30 days prior to implementing any such change.

y.                          True and Correct Information.  All information, reports, exhibits, schedules, financial statements or certificates of Seller, Guarantor any Affiliate thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller and Guarantor are and will be true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  All required financial statements, information and reports delivered by Seller and Guarantor to Buyer pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

z.                           Agency Approvals; Servicing.  Seller shall maintain its status with Fannie Mae as an approved seller/servicer, Freddie Mac as an approved seller/servicer and GNMA as an approved issuer to the extent previously approved, in each case in good standing.  Subservicer shall service all Purchased Mortgage Loans which are Committed Mortgage Loans in accordance with the applicable agency guide.  Should Subservicer, for any reason, cease to possess all such applicable Agency Approvals, or should a change in insurance coverage require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA be required, such Seller shall so notify Buyer immediately in writing.  Notwithstanding the preceding sentence, Subservicer shall take all necessary action to maintain all of their applicable Agency Approvals at all times during the term of this Agreement and each outstanding Transaction. Subservicer shall maintain adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

aa.                   Take-out Payments. With respect to each Committed Mortgage Loan, Seller shall arrange that all payments under the related Purchase Commitment shall be paid directly to Buyer at the account set forth in Section 9 hereof, or to an account approved by Buyer in writing prior to such payment. With respect to any Agency Purchase Commitment, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Buyer’s wire instructions or Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, is identical to the Payee Number that has been identified by Buyer in writing as Buyer’s Payee Number or Buyer has previously approved the related Payee Number in writing in its sole discretion.  With respect to any Take-out Commitment with an Agency, the applicable agency documents shall list Buyer as sole subscriber, unless otherwise agreed to in writing by Buyer, in Buyer’s sole discretion

bb.                   No Pledge.  Neither Seller nor Guarantor shall pledge, transfer or convey any security interest in the Securities Account to any Person without the express written consent of Buyer.

cc.                     Plan Assets. Seller shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3 101, as amended by Section 3(42) of ERISA to engage in this Repurchase Agreement or any Transaction hereunder. Transactions by or with Seller or Guarantor shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

dd.                   Maintenance of Liquidity.  Seller shall ensure that, at all times, it has unrestricted cash and Cash Equivalents in an amount not less than the related Liquidity Amount.

ee.                     Sharing of Information.  Seller shall allow Buyer to exchange information related to Seller and the Transactions hereunder with third party lenders and Seller shall permit each third party lender to share such information with Buyer.

ff.                       Most Favored Status.  Seller, Guarantor and Buyer each agree that should Seller, Guarantor or any Affiliate thereof enter into a repurchase agreement, warehouse facility, guaranty or similar credit facility with any Person other than Buyer or an Affiliate of Buyer which by its terms provides any of the following (each, a “More Favorable Agreement”):

(1)                                 more favorable terms with respect to any guaranties or financial covenants, including without limitation covenants covering the same or similar subject matter set forth in Sections 14a, 14b, 14e, 14p and 14dd hereof;

(2)                                 a security interest to any Person other than Buyer or an Affiliate of Buyer in substantially all assets of Seller, Guarantor or any Affiliate thereof; or

(3)                                 a requirement that Seller has added or will add any Person other than Buyer or an Affiliate of Buyer as a loss payee under Seller’s Fidelity Insurance;

then the terms of this Agreement shall be deemed automatically amended to include such more favorable terms contained in such More Favorable Agreement, such that such terms operate in favor of Buyer or an Affiliate of Buyer; provided, that in the event that such More Favorable Agreement is terminated, upon notice by Seller to Buyer of such termination, the original terms of this Agreement shall be deemed to be automatically reinstated.  Seller, Guarantor and Buyer further agree to execute and deliver any new guaranties, agreements or amendments to this Agreement evidencing such provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto.  Promptly upon Seller, Guarantor or any Affiliate thereof entering into a repurchase agreement or other credit facility with any Person other than Buyer, Seller or Guarantor, as applicable, shall deliver to Buyer a true, correct and complete copy of such repurchase agreement, loan agreement, guaranty or other financing documentation.

gg.                     Liens on Substantially All Assets.  Seller shall not grant a security interest to any Person other than Buyer or an Affiliate of Buyer in substantially all assets of Seller unless Seller has entered into an amendment to this Agreement that grants to Buyer a pari passu security interest on such assets.

hh.                   No Amendment or Compromise.  Without Buyer’s prior written consent, neither Seller nor any Person acting on Seller’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Mortgage Loans, any related rights or any of the

Programs Agreements, provided that Subservicer may amend or modify a Purchased Mortgage Loan if such amendment or modification does not affect the amount or timing of any payment of principal or interests, extends its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Purchased Mortgage Loan.

ii.                           MERS.  Seller will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Mortgage Loans for as long as such Purchased Mortgage Loans are registered with MERS.  In connection with the assignment of any Purchased Mortgage Loan registered on the MERS System, Sellers agree that at the request of Buyer, Seller will, at its cost and expense, cause the MERS System to indicate that such Purchased Mortgage Loan has been transferred to Buyer in accordance with the terms of this Agreement by including in MERS’ computer files (a) the code in the field which identifies the specific owner of the Purchased Mortgage Loans and (b) the code in the field “Pool Field” which identifies the series in which such Purchased Mortgage Loans were sold. Seller further agrees that Seller will not alter codes referenced in this paragraph with respect to any Purchased Mortgage Loan at any time that such Purchased Mortgage Loan is subject to a Transaction.

jj.                         Wet Mortgage Loans.  In connection with the funding of each Wet Mortgage Loan, Seller shall provide to the applicable Closing Agent (with a copy to Buyer), (i) the Irrevocable Closing Instructions and (ii) final closing instructions which shall, without limitation, make reference to the Irrevocable Closing Instructions and stipulate the title insurance company that will be issuing the applicable title insurance policy and Closing Protection Letter, which title insurance company shall be an Acceptable Title Insurance Company.  In no event shall Seller use such final closing instructions to modify or attempt to modify the terms of the Irrevocable Closing Instructions unless such modifications are agreed to in advance and in writing by Buyer. Seller shall not otherwise modify or attempt to modify the terms of the Irrevocable Closing Instructions without Buyer’s prior written approval.  If the Closing Agent is not an Acceptable Title Insurance Company, except as otherwise permitted pursuant to Section 3(k)(1)(i), Seller shall also (a) confirm that the closing is covered by a blanket Closing Protection Letter issued to Buyer by the title insurance company stipulated in the final closing instructions, and shall provide a copy of such Closing Protection Letter to Buyer; or (b) provide to Buyer (1) a Closing Protection Letter covering the closing issued to Seller by the title insurance company stipulated in the final closing instructions and (2) a duly executed Assignment of Closing Protection Letter relating to the above referenced Closing Protection Letter naming Buyer as the assignee.

15.                               Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

a.                          Payment Failure.  Failure of Seller to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Price Differential Payment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing Indebtedness of Seller to Buyer or to any Affiliate of Buyer, or (ii) cure any Margin Deficit when due pursuant to Section 6 hereof.

b.                          Cross Default.  (i) Seller, Guarantor or Affiliates thereof shall be in default under (A) any Indebtedness of Seller, Guarantor or any Affiliate with Buyer or any of its Affiliates; (B) any Indebtedness, in the aggregate, in excess of $1 million of Seller, Guarantor or any Affiliate thereof, which default (x) involves the failure to pay a matured obligation, or (y) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (C) any other contract or contracts, in the aggregate in excess of $1 million to which Seller, Guarantor or any Affiliate thereof is a party which default (x) involves the failure to pay a matured obligation, or (y) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract or (ii) any Affiliate Fund shall be in default under any Indebtedness of such Affiliate Fund with Buyer or any of its Affiliates.

c.                           Assignment.  Assignment or attempted assignment by Seller or Guarantor of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by Seller of any security interest, lien or other encumbrances on any Purchased Mortgage Loans to any person other than Buyer.

d.                          Insolvency.  An Act of Insolvency shall have occurred with respect to Seller, Guarantor or any Affiliate thereof.

e.                           Material Adverse Change.  Any material adverse change in the Property, business, financial condition or operations of Seller, Guarantor or any of their Affiliates shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer’s sole good faith discretion, constitutes a material impairment of Seller’s or Guarantor’s ability to perform its obligations under this Agreement or any other Program Agreement.

f.                            Breach of Financial Representation or Covenant or Obligation. A breach by Seller of any of the representations, warranties or covenants or obligations set forth in Sections 13(a)(1), 13(a)(7), 13(a)(12), 13(a)(19), 13(a)(23), 14a, 14b, 14d, 14e, 14r, 14v, 14w, 14aa, 14bb, 14cc, 14dd or 14ff of this Agreement.

g.                           Breach of Non-Financial Representation or Covenant.  A breach by Seller or Guarantor of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 15(f) above), if such breach is not cured within five (5) Business Days (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Asset Value, the existence of a Margin Deficit and the obligation to repurchase such Mortgage Loan unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis, or (iii) Buyer, in its sole discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects (A) the condition (financial or otherwise) of such party, its Subsidiaries or Affiliates; or (B) Buyer’s determination to enter into this Agreement or Transactions with such party, then such breach shall constitute an immediate Event of Default and neither Seller nor Guarantor shall have any cure right hereunder).

h.                          Guarantor Breach.  A breach by Guarantor of any material representation, warranty or covenant set forth in the Guaranty or any other Program Agreement, any “event of default” by Guarantor under the Guaranty, any repudiation of the Guaranty by Guarantor, or if the Guaranty is not enforceable against Guarantor.

i.                              Change in Control.  The occurrence of a Change in Control.

j.                             Failure to Transfer.  Seller fails to transfer the Purchased Mortgage Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).

k.                          Judgment.  A final judgment or judgments for the payment of money in excess of  $1 million shall be rendered against Seller, Guarantor or any of their Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof.

l.                              Government Action.  Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller, Guarantor or any Affiliate thereof, or shall have taken any action to displace the management of Seller, Guarantor or any Affiliate thereof or to curtail its authority in the conduct of the business of Seller, Guarantor or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller, Guarantor or Affiliate as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and such action provided for in this subparagraph l shall not have been discontinued or stayed within 30 days.

m.                      Inability to Perform.  A Responsible Officer of Seller or Guarantor shall admit its inability to, or its intention not to, perform any of Seller’s Obligations or Guarantor’s obligations hereunder or the Guaranty or Buyer reasonably believes that Seller or Guarantor is unable to perform fully when such performance will become due any obligation on Seller’s or Guarantor’s part to any broker, dealer, bank or other financial institution in respect of a transaction involving securities, commodities or other instruments not then due (regardless of whether Buyer has any right, title or interest therein).

n.                          Security Interest.  This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Mortgage Loans or other Repurchase Assets purported to be covered hereby.

o.                          Financial Statements.  Seller’s or Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller or Guarantor as a “going concern” or a reference of similar import.

p.                          Ineligible Loans.  With respect to any Transaction, Buyer determines in the course of its due diligence that the greater (by count) of 5% or twenty (20) of the Mortgage Loans are ineligible for sale to Buyer in accordance with the terms of this Agreement.

q.                          Further Assurances.  Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of Seller or Guarantor and such reasonable information, and/or written responses shall not have been provided to Buyer within five (5) Business Days of such request.

An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

16.                               Remedies Upon Default

In the event that an Event of Default shall have occurred:

a.                          Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of Seller or any Affiliate), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled).  Buyer shall (except upon the occurrence of an Act of Insolvency) give notice to Seller and Guarantor of the exercise of such option as promptly as practicable.

b.                          If Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Seller’s obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid shall be retained by Buyer and applied, in Buyer’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by Seller hereunder, and (iii) Seller shall immediately deliver to Buyer the Mortgage Files relating to any Purchased Mortgage Loans subject to such Transactions then in Seller’s possession or control.

c.                           Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Seller relating to the Purchased Mortgage Loans and all documents relating to the Purchased Mortgage Loans (including, without limitation, any legal, credit or servicing files with respect to the Purchased Mortgage Loans) which are then or may thereafter come in to the possession of Seller or any third party acting for Seller.  To obtain physical possession of any Purchased Mortgage Loans held by Custodian, Buyer shall present to Custodian a Trust Receipt.  Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for Seller’s failure to perform its obligations under this Agreement, Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

d.                          Buyer shall have the right to direct all servicers and subservicers then servicing any Purchased Mortgage Loans to remit all collections thereon to Buyer, and if any such payments are received by Seller, Seller shall not commingle the amounts received with other funds of Seller and shall promptly pay them over to Buyer.  Buyer shall also have the right to terminate any one or all of the servicers and subservicers then servicing any Purchased Mortgage Loans with or without cause.  In addition, Buyer shall have the right to immediately sell the Purchased Mortgage Loans and liquidate all Repurchase Assets.  Such disposition of Purchased Mortgage Loans may be, at Buyer’s option, on either a servicing-released or a servicing-retained basis.  Buyer shall not be required to give any warranties as to the Purchased Mortgage Loans with respect to any such disposition thereof.  Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Mortgage Loans.  The foregoing procedure for disposition of the Purchased Mortgage Loans and liquidation of the Repurchase Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof.  Seller agrees that it would not be commercially unreasonable for Buyer to dispose of the Purchased Mortgage Loans or the Repurchase Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Mortgage Loans or the Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  Buyer shall be entitled to place the Purchased Mortgage Loans in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market.  Buyer shall also be entitled to sell any or all of such Mortgage Loans individually for the prevailing price. Buyer shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Seller credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder.

e.                           Upon the happening of one or more Events of Default, Buyer may apply any proceeds from the liquidation of the Purchased Mortgage Loans and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Buyer deems appropriate in its sole discretion.

f.                            Seller shall be liable to Buyer for (i) the amount of all reasonable and customary legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting  creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

g.                           To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder.  Interest on any sum payable by Seller under this Section 16(g) shall be at a rate equal to the Post-Default Rate.

h.                          Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

i.                              Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to Seller.  All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

j.                             Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

k.                          Buyer shall have the right to perform reasonable due diligence with respect to Seller and the Mortgage Loans, which review shall be at the expense of Seller subject to Section 35 hereof.

17.                               Reports

a.                          Notices.  Seller or Guarantor shall furnish to Buyer (x) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, Defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Seller or Guarantor hereunder which is given to Seller’s lenders, (y) immediately, notice of the occurrence of any Event of Default hereunder or default or breach by Seller, Guarantor or Subservicer of any obligation under any Program Agreement or any material contract or agreement of Seller, Guarantor or Subservicer or the occurrence of any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default or such a default or breach by such party and (z) the following:

(1)                                 as soon as available and in any event within forty (40) calendar days after the end of each calendar month, the unaudited consolidated balance sheets of Guarantor and its consolidated Subsidiaries and the unaudited balance sheet of Seller, each as at the end of such period and the related unaudited consolidated statements of income for Guarantor and its consolidated Subsidiaries and Seller for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Guarantor or Seller, as applicable, which certificate shall state that said consolidated financial statements or financial statements, as applicable, fairly present in all material respects the consolidated financial condition or financial condition, as applicable, and results of operations of Guarantor and its consolidated Subsidiaries or Seller, as applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(2)                                 as soon as available and in any event within thirty (30) calendar days after the end of each calendar quarter, the unaudited consolidated cash flow statements of Guarantor and its consolidated Subsidiaries and the unaudited cash flow statements of Seller, each as at the end of such period  and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Guarantor or Seller, as applicable, which certificate shall state that said consolidated financial statements or financial statements, as applicable, fairly present in all material respects the consolidated financial condition or financial condition, as applicable, and results of operations of Guarantor and its consolidated Subsidiaries or Seller, as applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(3)                                 as soon as available and in any event within ninety (90) days after the end of each fiscal year of Guarantor and Seller, the consolidated balance sheets of Guarantor and its consolidated Subsidiaries and the balance sheet of Seller, each as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries and Seller for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Buyer in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements or financial statements, as applicable, fairly present the consolidated financial condition or financial condition, as applicable, and results of operations of Guarantor and its respective consolidated Subsidiaries or Seller, as applicable, as at the end of, and for, such fiscal year in accordance with GAAP;

(4)                                 such other prepared statements that Buyer may reasonably request;

(5)                                 if applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by Guarantor, Seller or any Affiliate, within 5 Business Days of their filing with the SEC; provided, that, Guarantor, Seller or any Affiliate will provide Buyer with a copy of the annual 10-K filed with the SEC by Guarantor, Seller or their Affiliates, no later than 90 days after the end of the year;

(6)                                 as soon as available, and in any event within thirty (30) days of receipt, copies of relevant portions of all final written Agency, FHA, VA, Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) “report cards,” “grades” or other classifications of the quality of Seller’s operations;

(7)                                 from time to time such other information regarding the financial condition, operations, or business of Seller or Guarantor as Buyer may reasonably request;

(8)                                 as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of Seller or Guarantor has knowledge of the occurrence of any Event of Termination, stating the particulars of such Event of Termination in reasonable detail;

(9)                                 As soon as reasonably possible, notice of any of the following events:

(a)                                 change in the insurance coverage required of Seller, Subservicer or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;

(b)                                 any material dispute, litigation, investigation, proceeding or suspension between Seller or Subservicer, on the one hand, and any Governmental Authority or any Person;

(c)                                  any material change in accounting policies or financial reporting practices of Seller or Subservicer;

(d)                                 with respect to any Purchased Mortgage Loan, immediately upon receipt of notice or knowledge thereof, that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Loan;

(e)                                  any material issues raised upon examination of Seller or Seller’s facilities by any Governmental Authority;

(f)                                   any material change in the Indebtedness of Seller, including, without limitation, any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto;

(g)                                  promptly upon receipt of notice or knowledge of (i) any default related to any Repurchase Asset, (ii) any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Mortgage Loans;

(h)                                 a summary of the portfolio performance on a rolling monthly period, commencing on the calendar quarter following the date hereof, stratified by percentage repurchase demands for: representation breaches, missing document breaches, repurchases due to fraud, early payment default requests, summarized on the basis of (a) pending repurchase demands (including weighted average duration of outstanding request), (b) satisfied repurchase demands, (c) total repurchase demands;

(i)                                     any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect with respect to Seller or Subservicer; and

(j)                                    the occurrence of any material employment dispute and a description of the strategy for resolving it that has the possibility of resulting in a Material Adverse Effect.

b.                          Officer’s Certificates.  Seller will furnish to Buyer, at the time Seller furnishes each set of financial statements pursuant to Section 17(a)(1), (2) and (3) above, a certificate of a Responsible Officer of Seller in the form of Exhibit D hereto.

c.                           Mortgage Loan Reports.  Within 10 days of the end of each calendar month, Seller will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, aging reports, delinquency reports and volume information and responses thereto, broken down by product (i.e., delinquency, foreclosure and net charge-off reports).

d.                          Asset Tape.  Seller shall provide to Buyer, electronically, in a format mutually acceptable to Buyer and Seller, an Asset Tape by no later than the Reporting Date.

e.                           Quality Control Reports.  Periodic internal quality control reports and internal audit reports as they are distributed to the board of directors of Seller or Guarantor.

f.                            Hedging Reports.  Once per calendar week or as requested by Buyer, Seller shall deliver to Buyer a loan and rate lock position report and hedge report containing product level pricing and interest rate sensitivity analysis (shocks) and any other information agreeable to the parties.

g.                           Other. Seller shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement.

18.                               Repurchase Transactions

Buyer may, in its sole election, engage in repurchase transactions with the Purchased Mortgage Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Mortgage Loans with a counterparty of Buyer’s choice.  Unless an Event of Default shall have occurred, no such transaction shall relieve Buyer of its obligations to transfer Purchased Mortgage Loans to Seller pursuant to Section 4 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 7 hereof.  In the event Buyer engages in a repurchase transaction with any of the Purchased Mortgage Loans or otherwise pledges or hypothecates any of the Purchased Mortgage Loans, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Mortgage Loans that are subject to such repurchase transaction.

19.                               Single Agreement

Buyer and Seller acknowledge that, and have entered hereunto, and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

20.                               Notices and Other Communications

Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by mail, email, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other.  All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

If to Seller or Guarantor:

PennyMac Loan Services, LLC

27001 Agoura Road

Calabasas, CA 91301

Attention: David M. Walker/Michael Wong

Phone Number: (818) 224-7053/(818) 224-7055

E-mail: david.walker@pnmac.com; michael.wong@pnmac.com

with a copy to:

PennyMac Loan Services, LLC

27001 Agoura Road

Calabasas, CA 91301

Attention: Jeff Grogin

Phone Number: (818) 224-7050

E-mail: jeff.grogin@pnmac.com

If to Buyer:

For Request for Transaction:

Bank of America, N.A.

225 W. Hillcrest Dr.

Thousand Oaks, CA  91360

Attention: Marat Akopian, Vice President

Phone Number: 805-381-6111

Fax: 1-888-200-3293

E-mail:  marat.akopian@bankofamerica.com

For all other Notices:

Bank of America, N.A.

NY1-100-11-01

One Bryant Park, 11th Floor

New York, New York 10036

Attention: Eileen Albus, Vice President, Mortgage Finance

Phone Number: 646-855-0946

E-mail: eileen.albus@baml.com

and:

Bank of America, N.A.

NY1-100-11-01

One Bryant Park, 11th Floor

New York, New York 10036

Attention: Arvindh Rao

Phone Number: 646-743-0260

E-mail:  arvindh.rao@baml.com

and:

Bank of America, N.A.

Bank Of America Tower

One Bryant Park

New York, New York 10036

Mail Code: NY1-100-18-01

Attention: Mr. Michael M. McGovern Esq.
Phone: 646-855-0183

21.                               Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

22.                               Non assignability

a.                          The Program Agreements are not assignable by Seller or Guarantor.  Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements; provided, however that Buyer shall maintain as agent of Seller, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned.  Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer or (ii) to another Person approved by Seller (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder and under the Program Agreements.  Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing.  Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.

b.                          Buyer may, in accordance with applicable law, at any time sell to one or more entities (“Participants”) participating interests in any Transaction, its right to purchase Mortgage Loans, or any other interest of Buyer hereunder and under the other Program Agreements. In the event of any such sale by Buyer of participating interests to a Participant, Buyer’s obligations under this Agreement to Seller shall remain unchanged, Buyer shall remain solely responsible for the performance thereof, Buyer shall remain the owner of the Purchased Mortgage Loans for all purposes under this Agreement and the other Program Agreements, and Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Agreements. Seller agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Buyer under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with Buyer the proceeds thereof.  Buyer also agrees that each Participant shall be entitled to the benefits of Section 22 with respect to its participation; provided, that Buyer and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than Buyer would have been entitled to receive had no such transfer occurred.

c.                           Buyer may furnish any information concerning Seller or Guarantor or any of their Subsidiaries in the possession of Buyer from time to time to assignees and Participants (including prospective assignees and Participants) after securing signed confidentiality statements and only for the sole purpose of evaluating participations and for no other purpose.

d.                          Seller and Guarantor agree to cooperate with Buyer in connection with any such assignment and/or participation, to execute and deliver such replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Agreements in order to give effect to such assignment and/or participation.  Seller and Guarantor further agree to furnish to any Participant identified by Buyer to Seller and Guarantor copies of all reports and certificates to be delivered by Seller and Guarantor to Buyer hereunder, as and when delivered to Buyer.

23.                               Set-off

In addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right, without prior notice to Seller or Guarantor, any such notice being expressly waived by Seller and Guarantor to the extent permitted by applicable law to set-off and apply against any Obligation from Seller, Guarantor or any Affiliate thereof to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, cash, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit or the account of Seller, Guarantor or any Affiliate thereof.  Buyer agrees promptly to notify Seller or Guarantor after any such set off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

24.                               Binding Effect; Governing Law; Jurisdiction

a.                          This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Seller acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

b.                          EACH OF SELLER AND GUARANTOR HEREBY WAIVES TRIAL BY JURY.  EACH OF SELLER AND GUARANTOR HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION

OR PROCEEDING.  EACH OF SELLER AND GUARANTOR HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

25.                               No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.  Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6(a), 16(a) or otherwise, will not constitute a waiver of any right to do so at a later date.

26.                               Intent

a.                          The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended and that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code.

b.                          It is understood that either party’s right to liquidate Purchased Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

c.                           The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

d.                          It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

e.                           This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and Section 559 under the Bankruptcy Code.

27.                               Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

a.                          in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;

b.                          in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

c.                           in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

28.                               Power of Attorney

Seller hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets without Seller’s signature thereon as Buyer, at its option, may deem appropriate.  Seller hereby appoints Buyer as Seller’s agent and attorney-in-fact to execute any such financing statement or statements in Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of Seller as its agent and attorney-in-fact.  This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent.  Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Default hereunder. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28.  In addition the foregoing, Seller agrees to execute a power of attorney in the form of Exhibit E hereto (the “Power of Attorney”), to be delivered on the date hereof.

29.                               Buyer May Act Through Affiliates

Buyer may, from time to time, designate one or more affiliates for the purpose of performing any action hereunder.

30.                               Indemnification; Obligations

a.                          Each of Seller and Guarantor agrees to hold Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct.  Each of Seller and Guarantor also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel.  Seller’s and Guarantor’s agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement.  Each of Seller and Guarantor hereby acknowledges that its obligations hereunder are recourse obligations of Seller and Guarantor and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Mortgage Loans.  Each of Seller and Guarantor also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby.  THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

b.                          Without limitation to the provisions of Section 4, if any payment of the Repurchase Price of any Transaction is made by Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 16 or for any other reason, Seller shall, upon demand by Buyer, pay to Buyer an amount sufficient to compensate Buyer for any losses, costs or expenses that it may reasonably incur as of a result of such payment.

c.                           Without limiting the provisions of Section 30(a) hereof, if Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion.

31.                               Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

32.                               Confidentiality

This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer or Seller and Guarantor, as applicable and shall be held by each party hereto, as applicable in strict confidence and shall not be disclosed to any third party without the written consent of Buyer, Seller or Guarantor, as applicable, except for (i) disclosure to Buyer’s, Seller’s or Guarantor’s direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, or (ii)  disclosure required by law, rule, regulation or order of a court or other regulatory body.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Rate, Commitment Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer.

Notwithstanding anything in this Agreement to the contrary, Seller shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Mortgage Loans and/or any applicable terms of this Agreement (the “Confidential Information”).  Seller understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “Act”), and Seller agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the Act and other applicable federal and state privacy laws.  Seller shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the Act) of Buyer or any Affiliate of Buyer which Buyer holds (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Seller represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect.  Upon request, Seller will provide evidence reasonably satisfactory to allow Buyer to confirm that the providing party has satisfied its obligations as required under this Section.  Without limitation, this may include Buyer’s review of audits, summaries of test results, and other equivalent evaluations of Seller.  Seller shall notify the other party immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Buyer or any Affiliate of Buyer provided directly to Seller by Buyer or such Affiliate.  Seller shall provide such notice to Buyer by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

33.                               Recording of Communications

Buyer, Seller and Guarantor shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions.  Buyer, Seller and Guarantor consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings.  The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

34.                               Fees

a.                          No later than the date hereof, Seller shall pay in immediately available funds to Buyer a non-refundable Commitment Fee. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.  In the event that this Agreement is assigned by Seller (with the prior written consent of Buyer) or this Agreement is terminated and replaced with an agreement among Buyer and an affiliated entity of Seller or Guarantor (in either instance, a “New Facility”), Seller shall be permitted to credit any paid and unused allocable portion of the Commitment Fee toward any commitment fee required under any such New Facility.

b.                          No later than the Price Differential Payment Date of each calendar month and on the Termination Date, Seller shall pay in immediately available funds to Buyer the Non-Utilization Fee incurred for the previous calendar month, if any. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at an account designated by Buyer.

35.                               Periodic Due Diligence Review

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to Seller and the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of Seller and/or Custodian.  Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans.  Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer in the Asset Data Record and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering Broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan.  Buyer may underwrite such Mortgage Loans itself or engage a third party underwriter, approved by Buyer in its sole discretion, to perform such underwriting.  Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller.  Seller further agrees that Seller shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 35 (“Due Diligence Costs”); provided, that such Due Diligence Costs shall not exceed the Due Diligence Cap per calendar year unless a Default or Event of Default shall have occurred, in which event Buyer shall have the right to perform due diligence, at the sole expense of Seller without regard to the dollar limitation set forth herein.

36.                               Authorizations

Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Seller or Buyer, as the case may be, under this Agreement.

37.                               Acknowledgement Of Anti-Predatory Lending Policies

Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

38.                               Documents Mutually Drafted

Seller and Buyer agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

39.                               General Interpretive Principles

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a.                          the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

b.                          accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

c.                           references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

d.                          a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

e.                           the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

f.                            the term “include” or “including” shall mean without limitation by reason of enumeration;

g.                           all times specified herein or in any other Program Agreement  (unless expressly specified otherwise) are Eastern time unless otherwise stated; and

h.                          all references herein or in any Program Agreement to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller, Guarantor and Buyer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

BANK OF AMERICA, N.A., as Buyer

By:	/s/ J. Craig Weakley
Name: J. Craig Weakley
Title: Managing Director

PENNYMAC LOAN SERVICES, LLC, as Seller

By:	/s/ David M. Walker
Name: David M. Walker
Title: Vice President, Credit

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC, as Guarantor

By:	/s/ David M. Walker
Name: David M. Walker
Title: Chief Credit Officer

MASTER REPURCHASE AGREEMENT